Filed Pursuant to Rule 424(b)(3)
Registration No. 333-252793

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Ordinary shares, par value US$0.0001 per share	958,341	US$26.52	US$25,415,203	US$2,355.99

(1)

The ordinary shares are represented by American depositary shares (“ADSs”). Each ten (10) ADSs represent twenty-three (23) ordinary shares. The ADSs issuable on deposit of the ordinary shares registered hereby have been registered under the registration statement on Form F-6 (No. 333-235557).

(2)

Includes up to 958,341 ordinary shares to be offered by the selling shareholders identified in this prospectus supplement. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional number of ordinary shares that may be issued from time to time to prevent dilution as a result of a distribution, split, combination or similar transaction.

(3)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) under the Securities Act. In accordance with Rule 457(c) of the Securities Act, the price shown based on the average of the high and low prices for the Registrant’s ADSs on November 10, 2021, as reported on The Nasdaq Global Market. Each ten (10) ADSs represent twenty-three (23) ordinary shares.

Prospectus Supplement

(To Prospectus Dated February 5, 2021)

Up to 416,670 American Depositary Shares

I-MAB

Representing up to 958,341 Ordinary Shares

The selling shareholders identified in this prospectus supplement may offer, from time to time, up to 958,341 ordinary shares, including ordinary shares represented by American depositary shares (“ADSs”) of I-Mab. Each ten (10) ADSs represent twenty-three (23) of our ordinary shares, par value US$0.0001 per share. This prospectus supplement is principally to satisfy certain registration rights of the selling shareholders identified in this prospectus supplement. We are not selling any ordinary shares or ADSs and will not receive any of the proceeds from the sale of ordinary shares or ADSs by the selling shareholders.

Our ADSs are listed on the Nasdaq Global Market under the symbol “IMAB.” On November 11, 2021, the closing trading price for our ADSs, as reported on the Nasdaq Global Market, was US$61.00 per ADS.

The selling shareholders may offer and sell some, all or none of its ordinary shares or ADSs covered by this prospectus supplement in a number of different potential ways and at varying prices. See “Plan of Distribution” elsewhere in this prospectus supplement for a more complete description.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page S-8 for factors you should consider before buying the ADSs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 12, 2021.

PROSPECTUS

Neither we nor the selling shareholders have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling shareholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus, which is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 (No. 333-252793) that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. In this prospectus supplement, we provide you with specific information about the terms of the offering of our securities by the selling shareholders. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement made in this prospectus supplement is inconsistent with a statement made in the accompanying prospectus or any previously filed documents incorporated by reference, the statements made in the accompanying prospectus or any previously filed documents incorporated by reference are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under “Where You Can Find More Information.”

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires:

•	“ADRs” refer to the American depositary receipts that evidence our ADSs;

•	“ADSs” refer to our American depositary shares, each ten (10) ADSs represent twenty-three (23) ordinary shares;

•

“China” or “the PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan, and “Greater China” does not exclude Hong Kong, Macau and Taiwan;

•

“China Portfolio” refers to our investigational drugs of which we in-license Greater China rights from reputable global biopharmaceutical companies and rely on our own research and development capabilities to advance into pivotal clinical trials and commercialize in Greater China with an aim for near-term product launch;

•	“Global Portfolio” refers to our own proprietary novel or differentiated drug candidates that we are advancing towards clinical validation in the United States;

•	“I-Mab,” “we,” “us,” “our company” and “our” refer to I-Mab, a Cayman Islands exempted company, and its subsidiaries;

•	“RMB” refers to the legal currency of China;

•	“shares” or “ordinary shares” refer to our ordinary shares, par value US$0.0001 per share; and

•	“US$,” “U.S. dollars,” “$,” and “dollars” refer to the legal currency of the United States.

Our reporting currency is RMB. This prospectus supplement also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations from RMB to U.S. dollars were made at a rate of RMB6.4566 to US$1.00, the exchange rate in effect as of June 30, 2021 as set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. We make no representation that any RMB or U.S. dollar amounts referred to in this prospectus supplement could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. On November 5, 2021, the noon buying rate for RMB was RMB6.3961 to US$1.00.

SPECIAL NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

•	the timing of initiation and completion, and the progress of our drug discovery and research programs;

•	the timing and likelihood of regulatory filings and approvals;

•	our ability to advance our drug candidates into drugs, and the successful completion of clinical trials;

•	the approval, pricing and reimbursement of our drug candidates;

•	the commercialization of our drug candidates;

•	the market opportunities and competitive landscape of our drug candidates;

•	the payment, receipt and timing of any milestone payments in relation to the licensing agreements;

•	estimates of our costs, expenses, future revenues, capital expenditures and our needs for additional financing;

•	our ability to attract and retain senior management and key employees;

•	our future business development, financial condition and results of operations;

•	future developments, trends, conditions and competitive landscape in the industry and markets in which we operate;

•	our strategies, plans, objectives and goals and our ability to successfully implement these strategies, plans, objectives and goals;

•	our ability to continue to maintain our market position in China’s biopharmaceutical and biotechnology industries;

•	our ability to identify and integrate suitable acquisition targets; and

•	changes to regulatory and operating conditions in our industry and markets.

The forward-looking statements included in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Other sections of this prospectus supplement include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should read thoroughly this prospectus supplement and the documents that we refer to with the understanding that our actual future results may be materially different from, or worse than, what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus supplement contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions.

We would like to caution you not to place undue reliance on the forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference herein for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus supplement or incorporated by reference into this prospectus supplement are made only as of the date of this prospectus supplement or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

OUR COMPANY

Overview

We are a clinical stage biopharmaceutical company committed to the discovery, development and commercialization of novel or highly differentiated biologics to treat diseases with significant unmet medical needs, particularly cancers and autoimmune disorders.

We were founded to capture the opportunities presented by the confluence of two major developments—the emergence of an attractive and growing biologics market in China, and the revolutionary scientific breakthroughs in cancer and autoimmune disease medicines. We believe we are well-positioned to become a biotech leader in China because of our innovative discovery expertise, fit-for-purpose technology platforms, biomarker-enabled translational medicine capabilities, and clinical development capabilities. These integrated capabilities are further enhanced by our deep understanding of China’s biologics regulatory framework and our direct access to extensive pre-clinical and clinical trial resources in China. To date, we have developed an innovative pipeline of more than 10 clinical and pre-clinical stage assets through our internal research and development efforts and in-licensing arrangements with global pharmaceutical and biotech companies.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the Securities and Exchange Commission (“SEC”) incorporated by reference in the accompanying prospectus. For instructions on how to find copies of these and our other filings incorporated by reference in the accompanying prospectus, see “Available Information” in the accompanying prospectus.

Corporate Information

Our principal executive offices are located at Suite 802, West Tower, OmniVision, 88 Shangke Road, Pudong District, Shanghai, People’s Republic of China. Our telephone number at this address is +86 21-6057-8000. Our registered office in the Cayman Islands is located at Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should submit any inquiries to the address or through the telephone number of our principal executive offices. Our main website is http://www.i-mabbiopharma.com/en/. The information contained on our website is not a part of this prospectus supplement.

Summary of Risk Factors

Investing in the ADSs involves significant risks. You should carefully consider all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment in the ADSs. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk factors” and in our most recent annual report on Form 20-F and in Exhibit 99.3 to our current report on Form 6-K furnished with the SEC on November 12, 2021, each of which is incorporated herein by reference, as updated by our subsequent filings under the Exchange Act and, if applicable, in any accompanying prospectus supplement subsequently filed relating to a specific offering or sale.

Risks Related to Our Financial Position and Need for Additional Capital

Risks and uncertainties related to our financial position and need for additional capital include, but are not limited to, the following:

•	We have a limited operating history, which may make it difficult to evaluate our current business and predict our future performance; and

•

We recorded net cash outflow from operating activities since inception, and we may need to obtain additional financing to fund our operations, otherwise we may be unable to complete the development and commercialization of our major drug candidates.

Risks Related to Clinical Development, Obtaining Regulatory Approval and Commercialization of Our Drug Candidates and Our Reliance on Third Parties

Risks and uncertainties related to clinical development, obtaining regulatory approval and commercialization of our drug candidates include, but are not limited to, the following:

•	Clinical development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results;

•

We depend substantially on the success of our drug candidates, all of which are in pre-clinical or clinical development, and our ability to identify additional drug candidates. If we are unable to identify new drug candidates, complete clinical development, obtain regulatory approval and commercialize our drug candidates, or experience significant delays in doing so, our business will be materially harmed;

•

We may not be able to identify, discover or in-license new drug candidates, and may allocate our limited resources to pursue a particular drug candidate or indication and fail to capitalize on drug candidates or indications that may later prove to be more profitable, or for which there is a greater likelihood of success;

•

The regulatory approval processes of the NMPA, the FDA and other comparable regulatory authorities are time-consuming and may evolve over time, and if we are ultimately unable to obtain regulatory approval for our drug candidates, our business will be substantially harmed;

•	Our drug candidates may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success;

•

We face intense competition and rapid technological change and the possibility that our competitors may develop therapies that are similar, more advanced, or more effective than ours, which may adversely affect our financial condition and our ability to successfully commercialize our drug candidates; and

•

As we rely on third parties to conduct our pre-clinical studies and clinical trials, if we lose our relationships with these third parties or if they do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our drug candidates and our business could be substantially harmed.

Risks Related to Our Intellectual Property

Risks and uncertainties related to our intellectual property include, but are not limited to, the following:

•

If we are unable to obtain and maintain patent and other intellectual property protection for our drug candidates, or if the scope of such intellectual property rights obtained is not sufficiently broad, third parties could develop and commercialize products and technologies similar or identical to ours and compete directly against us, adversely affecting our ability to successfully commercialize any product or technology; and

•	We enjoy only limited geographical protection with respect to certain patents and may not be able to protect our intellectual property rights throughout the world, including in the PRC.

Risks Related to Doing Business in China

We are also subject to risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

•

The PRC government’s significant authority in regulating our operations and its oversight or control over offshore offerings and foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. The PRC government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material adverse change in our operations and/or the value of our ADSs.

•	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

•	Risks and uncertainties arising from the legal system in China.

•

Any failure to comply with the various applicable laws and regulations related to data security, cybersecurity and personal information and privacy protection could affect our offshore listing and lead to liabilities, penalties or other regulatory actions, which could have a material and adverse effect on our business, financial condition and results of operations.

•

Our auditor is currently not subject to inspections by the PCAOB. Our ADSs may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors who are located in China. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.

•	We are subject to PRC laws and regulations restricting capital flows which may affect our liquidity.

General Risks Related to Our ADSs and this Offering

In addition to the risks described above, we are subject to general risks related to the ADSs and this offering, including, but not limited to, the following:

•	The trading price of our ADSs may be volatile;

•	Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our ADSs for return on your investment; and

•	The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise the same rights as our shareholders.

THE OFFERING

Ordinary shares offered by the selling shareholders	Up to 958,341 ordinary shares, including ordinary shares represented by ADSs.

We intend to maintain the effectiveness of the registration statement until such time as all of the ordinary shares or ADSs covered here have been publicly sold by the selling shareholders.

The ADSs	Each ten (10) ADSs represent twenty-three (23) ordinary shares, par value US$0.0001 per share.

The depositary or its nominee will hold ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement among us, the depositary and all holders and beneficial owners of ADSs issued thereunder.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary in exchange for ordinary shares. The depositary will charge you fees for any such exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Use of proceeds	We will not receive any of the proceeds from the sale of our ordinary shares or ADSs by the selling shareholders.

Listing	Our ADSs are listed on the Nasdaq Global Market under the symbol “IMAB.” Our ADSs and shares are not listed on any other stock exchange or traded on any automated quotation system.

Depositary	Citibank, N.A.

RISK FACTORS

Investing in our securities involves risk. Before you decide to buy our securities, you should carefully consider all of the information in this prospectus supplement and the risks described in our most recent annual report on Form 20-F and in Exhibit 99.3 to our current report on Form 6-K furnished with the SEC on November 12, 2021, each of which is incorporated herein by reference, as updated by our subsequent filings under the Exchange Act and, if applicable, in any accompanying prospectus supplement subsequently filed relating to a specific offering or sale. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.

USE OF PROCEEDS

All ordinary shares or ADSs being offered by this prospectus supplement will be sold by the selling shareholders. We will not receive any proceeds from the sale of ordinary shares or ADSs covered by this prospectus supplement.

SELLING SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus supplement by each selling shareholder. We have agreed to file for the selling shareholders the registration statement of which this prospectus supplement and accompanying prospectus are a part.

The ordinary shares registered under this prospectus include (i) 613,341 ordinary shares (represented by 266,670 ADSs) that a selling shareholder identified in this prospectus supplement purchased from Tasly Biopharm Limited, one of our existing shareholders; and (ii) 345,000 ordinary shares (represented by 150,000 ADSs) that a selling shareholder identified in this prospectus supplement purchased from CBC Investment I-Mab Limited, IBC Investment Seven Limited and certain members of our management.

The ordinary shares held by the selling shareholders reflected in the table below may be sold by the selling shareholders from time to time in one or more offerings described in this prospectus supplement and any applicable prospectus supplement. The selling shareholders may sell all, some or none of these ordinary shares (or the ADSs representing these ordinary shares) beneficially owned by them, and therefore we cannot estimate either the number or the percentage of ordinary shares (or the ADSs representing these ordinary shares) that will be beneficially owned by the selling shareholders following any offering or sale hereunder. We cannot advise you as to whether the selling shareholders will in fact sell any or all of the ordinary shares (or the ADSs representing these ordinary shares) that they own.

The selling shareholders listed in the table below may have sold or transferred, or pledged as collateral, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of its ordinary shares (or the ADSs representing its ordinary shares) since the date as of which the information is presented in the table below. Information concerning the selling shareholders may change from time to time, and any changed information will, if required, be set forth in prospectus supplements to the registration statement of which this prospectus is a part, as may be appropriate.

The calculations in the table below are based on 179,509,777 ordinary shares outstanding as of September 30, 2021 (excluding 411,575 ordinary shares issued to our depositary bank for bulk issuance of ADSs reserved for future issuances upon the exercising or vesting of awards granted under our share incentive plans).

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned		Ordinary Shares Being Registered

	Number	%	Number	%
Selling Shareholders:
Huatai Capital Investment Limited(1)	906,085	0.5	613,341	0.3
Octagon Investments Master Fund LP(2)	2,414,289	1.3	345,000	0.2

(1)

Represents 127,280 ADSs (representing 292,744 ordinary shares) and 613,341 ordinary shares directly held by Huatai Capital Investment Limited., or Huatai, a Hong Kong limited liability company. Huatai is ultimately controlled by Huatai Securities Co., Ltd, a public company listed on the Hong Kong Stock Exchange and the Shanghai Stock Exchange. The registered address of Huatai is at Room 4201, 42/F, The Centre, 99 Queen’s Road Central, Hong Kong.

(2)

Represents 899,691 ADSs (representing 2,069,289 ordinary shares) and 345,000 ordinary shares issuable upon exercise of warrants directly held by Octagon Investments Master Fund LP, or Octagon, an exempted limited partnership organized under the laws of the Cayman Islands. Octagon’s shareholders are comprised of global institutions such as university endowments, non-profit foundations, family offices, pension funds and established asset managers. The registered address of Octagon Investments Master Fund LP is at c/o Ogier, 89 Nexus Way, Camana Bay, Grand Cayman, Cayman Islands KY1-9009.

PLAN OF DISTRIBUTION

The selling shareholders identified in this prospectus supplement may offer, from time to time, up to 958,341 ordinary shares, including ordinary shares represented by ADSs. Each ten (10) ADSs represent twenty-three (23) of our ordinary shares, par value US$0.0001 per share. Registration of such ordinary shares covered by this prospectus does not mean, however, that such ordinary shares or the ADSs representing such ordinary shares necessarily will be offered or sold.

The selling shareholders and their successors, including their transferees, may sell all or a portion of our ordinary shares or ADSs directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of our ordinary shares or ADSs. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

Our ordinary shares or ADSs may be sold in one or more transactions on any national securities exchange or quotation service on which our ordinary shares or ADSs may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. Additionally, the selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. The selling shareholders may use any one or more of the following methods when selling our ordinary shares or ADSs:

•	on any national securities exchange or quotation service on which our ordinary shares or ADSs may be listed or quoted at the time of sale, including Nasdaq;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market;

•	through the writing or settlement of options or other hedging transactions, whether the options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell our ordinary shares or ADSs as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	a debt-for-equity exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such ordinary shares or ADSs at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may offer our ordinary shares or ADSs to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of our ordinary shares or ADSs, the securities will be acquired by the underwriters for their own account. The underwriters may resell our ordinary shares or ADSs in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of our ordinary shares or ADSs, underwriters may receive compensation from the selling shareholders, for whom it may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell our ordinary shares or ADSs to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Such compensation may be in excess of customary discounts, concessions or commissions.

If underwriters are used for the sale of our ordinary shares or ADSs, to the extent required by law, the names of the underwriters will be set forth in the prospectus or prospectus supplement used by the underwriters to sell those securities. The selling shareholders may use underwriters with whom we or the selling shareholders have a material relationship. We will describe the nature of such relationship in any applicable prospectus supplement naming the underwriter or underwriters.

If underwriters are used for the sale of our ordinary shares or ADSs, unless otherwise indicated in the prospectus or prospectus supplement relating to a particular offering of our ordinary shares or ADSs, the obligations of any underwriters to purchase the securities will be subject to customary conditions precedent, and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.

If underwriters are used for the sale of our ordinary shares or ADSs, in connection with such offering, the underwriters may advise us that they may engage in stabilizing transactions, which involves making bids for, purchasing and selling our ADSs in the open market for the purpose of preventing or retarding a decline in the market price of our ADSs while this offering is in progress. These stabilizing transactions may include making short sales of our ADSs, which involves the sale by the underwriters of a greater number of ADSs than they are required to purchase in this offering, and purchasing ADSs on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional ADSs referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional ADSs, in whole or in part, or by purchasing our ADSs in the open market. In making this determination, the underwriters will consider, among other things, the price of our ADSs available for purchase in the open market compared to the price at which the underwriters may purchase our ADSs through the option to purchase additional ADSs. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ADSs in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase our ADSs in the open market to cover the position.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our ADSs pursuant to this prospectus and any applicable prospectus supplement and to the activities of the selling shareholders. In addition, we will make copies of this prospectus and any applicable prospectus supplement available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of our ADSs to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of our ADSs and the ability of any person or entity to engage in market-making activities with respect to our ADSs.

In addition, any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act or under Section 4(1) under the Securities Act may be sold under such rules rather than pursuant to this prospectus or a prospectus supplement. The selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of our ordinary shares or ADSs in the course of hedging the positions they assume. The selling shareholders may also sell short our ordinary shares or ADSs and deliver our ordinary shares or ADSs to close out short positions, or loan or pledge our ordinary shares or ADSs to broker-dealers that in turn may sell these ordinary shares or ADSs. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of our ordinary shares or ADSs offered by this prospectus and any applicable prospectus supplement, which our ordinary shares or ADSs such broker-dealer or other financial institution may resell pursuant to this prospectus and any applicable prospectus supplement. The selling shareholders also may transfer and donate our ordinary shares or ADSs in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and any applicable prospectus supplement.

The aggregate proceeds to the selling shareholders from the sale of our ordinary shares or ADSs will be the purchase price of our ordinary shares or ADSs less discounts and commissions, if any.

In offering our ordinary shares or ADSs covered by this prospectus and any applicable prospectus supplement, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, our ordinary shares or ADSs must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states our ordinary shares or ADSs may not be sold unless the ordinary shares or ADSs are registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

There can be no assurance that the selling shareholders will sell any or all of our ordinary shares or ADSs registered pursuant to the registration statement of which this prospectus forms a part.

At the time a particular offering of our ordinary shares or ADSs is made, a prospectus supplement, if required, will be distributed, which will set forth the names of the selling shareholders, the aggregate amount of our ordinary shares or ADSs being offered by the selling shareholders and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling shareholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

Agents and underwriters and their respective affiliates may engage in transactions with, or perform services for us in the ordinary course of business for which they may receive customary fees and reimbursement of expenses.

The estimated offering expenses payable by the selling shareholders, in addition to any underwriting discounts and commissions that will be paid by the selling shareholders, will be described in any applicable prospectus supplement.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs to be sold in this offering have been passed upon for us by Conyers Dill & Pearman. Certain legal matters as to PRC law have been passed upon for us by JunHe LLP. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and JunHe LLP with respect to matters governed by PRC law.

EXPERTS

The financial statements incorporated in this prospectus by reference to the annual report on Form 20-F for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of PricewaterhouseCoopers Zhong Tian LLP is located at 11th Floor, PricewaterhouseCoopers Center, Link Square 2, 202 Hu Bin Road, Shanghai, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov.

This prospectus supplement is part of a registration statement that we filed with the SEC, using a “shelf” registration process under the Securities Act of 1933, as amended, or the Securities Act, relating to the securities to be offered. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to I-Mab and the securities, reference is hereby made to the registration statement and the prospectus contained therein. The registration statement, including the exhibits thereto, may be inspected on the SEC’s website.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of the accompanying prospectus. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. See “Incorporation of Certain Documents by Reference” in the accompanying prospectus for more information. All of the documents incorporated by reference are available at www.sec.gov under I-Mab, CIK number 0001778016.

Our annual report on Form 20-F for the fiscal year ended December 31, 2020 filed with the SEC on April  28, 2021 and our current reports on Form 6-K furnished with the SEC on June  1, 2021, November 2, 2021 and November 12, 2021, respectively, are incorporated by reference into the accompanying prospectus.

As you read the documents incorporated by reference, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in the most recent document.

We will provide a copy of any or all of the information that has been incorporated by reference into the accompanying prospectus, upon written or oral request, to any person, including any beneficial owner of the securities, to whom a copy of this prospectus supplement is delivered, at no cost to such person. You may make such a request by writing or telephoning us at the following mailing address or telephone number:

I-Mab

Suite 802, West Tower, OmniVision, 88 Shangke Road, Pudong District

Shanghai, 201210

People’s Republic of China

Tel: +86 21-6057-8000

Attention: Investor Relations

PROSPECTUS

I-MAB

    Ordinary Shares

We may from time to time in one or more offerings offer and sell our ordinary shares, including ordinary shares represented by American depositary shares, or ADSs.

In addition, from time to time, the selling shareholders (if any) to be named in a prospectus supplement may offer and sell our ordinary shares held by them. The selling shareholders may sell shares of our ordinary shares through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of shares of our ordinary shares by the selling shareholders.

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 50 of this prospectus.

The ADSs are listed on the Nasdaq Global Market under the symbol “IMAB.” On February 4, 2021, the last reported sale price of the ADSs on the Nasdaq Global Market was US$62.8 per ADS.

Investing in our securities involves a high degree of risk. You should carefully consider the “Risk Factors” which may be included in any prospectus supplement or are incorporated by reference into this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may offer and sell these securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. The names of any underwriters will be stated in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 5, 2021.

You should rely only on the information contained or incorporated by reference into this prospectus, in the applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference into this prospectus and any prospectus supplement or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

We are a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide one or more prospectus supplements that will contain specific information about the offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement on file with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. If there is any inconsistency between the information in this prospectus and any related prospectus supplement, you should rely on the information in the applicable prospectus supplement. Before you invest in any securities offered by this prospectus, you should read this prospectus, any applicable prospectus supplements and the related exhibits to the registration statement filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

•	“ADRs” refer to the American depositary receipts that evidence our ADSs;

•	“ADSs” refer to our American depositary shares, each ten (10) ADSs represent twenty-three (23) ordinary shares;

•

“China” or “the PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan, and “Greater China” does not exclude Hong Kong, Macau and Taiwan;

•

“China Portfolio” refers to our investigational drugs of which we in-license Greater China rights from reputable global biopharmaceutical companies and rely on our own research and development capabilities to advance into pivotal clinical trials and commercialize in Greater China with an aim for near-term product launch;

•	“Global Portfolio” refers to our own proprietary novel or differentiated drug candidates that we are advancing towards clinical validation in the United States;

•	“I-Mab,” “we,” “us,” “our company” and “our” refer to I-Mab, a Cayman Islands exempted company, and its subsidiaries;

•	“RMB” refers to the legal currency of China;

•	“shares” or “ordinary shares” refer to our ordinary shares, par value US$0.0001 per share; and

•	“US$,” “U.S. dollars,” “$,” and “dollars” refer to the legal currency of the United States.

References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to “the prospectus” are to this prospectus and the applicable prospectus supplement taken together.

We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

Our reporting currency is RMB. Unless otherwise noted, all translations from RMB to U.S. dollars in this prospectus are made at a rate of RMB6.7896 to US$1.00, the exchange rate in effect as of September 30, 2020 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any RMB amounts could have been, or could be, converted into U.S. dollars at any particular rate, or at all. On January 29, 2021, the exchange rate was RMB6.4282 to US$1.00.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “aim,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to,” “future,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to, among other things:

•	the timing of initiation and completion, and the progress of our drug discovery and research programs;

•	the timing and likelihood of regulatory filings and approvals;

•	our ability to advance our drug candidates into drugs, and the successful completion of clinical trials;

•	the approval, pricing and reimbursement of our drug candidates;

•	the commercialization of our drug candidates;

•	the market opportunities and competitive landscape of our drug candidates;

•	the payment, receipt and timing of any milestone payments in relation to the licensing agreements;

•	estimates of our costs, expenses, future revenues, capital expenditures and our needs for additional financing;

•	our ability to attract and retain senior management and key employees;

•	our future business development, financial condition and results of operations;

•	future developments, trends, conditions and competitive landscape in the industry and markets in which we operate;

•	our strategies, plans, objectives and goals and our ability to successfully implement these strategies, plans, objectives and goals;

•	our ability to continue to maintain our market position in China’s biopharmaceutical and biotechnology industries;

•	our ability to identify and integrate suitable acquisition targets; and

•	changes to regulatory and operating conditions in our industry and markets.

The forward-looking statements included in this prospectus, in the documents incorporated by reference herein and in any prospectus supplement are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in this prospectus, in the documents incorporated by reference herein or in any accompanying prospectus supplement.

We would like to caution you not to place undue reliance on these forward-looking statements, and you should read these statements in conjunction with the risk factors disclosed herein, in the documents incorporated by reference herein or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

OUR COMPANY

Overview

We are a clinical stage biopharmaceutical company committed to the discovery, development and commercialization of novel or highly differentiated biologics to treat diseases with significant unmet medical needs, particularly cancers and autoimmune disorders.

We were founded to capture the opportunities presented by the confluence of two major developments—the emergence of an attractive and growing biologics market in China, and the revolutionary scientific breakthroughs in cancer and autoimmune disease medicines. We believe we are well-positioned to become a biotech leader in China because of our innovative discovery expertise, fit-for-purpose technology platforms, biomarker-enabled translational medicine capabilities, and clinical development capabilities. These integrated capabilities are further enhanced by our deep understanding of China’s biologics regulatory framework and our direct access to extensive pre-clinical and clinical trial resources in China. To date, we have developed an innovative pipeline of more than 10 clinical and pre-clinical stage assets through our internal research and development efforts and in-licensing arrangements with global pharmaceutical and biotech companies.

Commercial Opportunities in China and Our Unique Position

We are fully aware of the competitive and regulatory challenges we face as an innovative clinical stage biotech company based in China, including need to raise significant capital, significant competition from global and other China-based biopharmaceutical companies, less streamlined regulatory pathway compared to countries with long-established regulatory systems, and potential implementation challenges and uncertainties of the recent government reform of the drug approval system. However, with these challenges in mind, we have been mitigating the risks through our internal R&D system that integrates multi-functional aspects of our drug development process to proactively deal with some of the regulatory challenges mentioned above. Furthermore, through our Beijing office which focuses on regulatory matters, we have established an effective communication channel with the regulatory agencies to discuss and resolve various regulatory issues promptly and effectively. We see vast opportunities for immuno-oncology and autoimmune biologics therapies in China. First, both the incidence and mortality of cancers in China have been increasing in recent years and are outpacing those in the United States and the rest of the world. Second, many innovative biologics approved to treat cancer and autoimmune diseases in the United States and Europe are not yet available in China. Third, the Chinese government has implemented new policies and regulations to simplify the review and approval cycle of clinical trials and new drug applications to encourage biologics innovation. Fourth, there has been a continuous and rapid increase in personal disposable income in China coupled with ongoing improvement in basic national health insurance coverage, making innovative biologics more accessible to more Chinese patients.

We believe we are uniquely positioned as a China-based global player to tap into these vast commercial opportunities. This is best demonstrated by our short journey in becoming one of the top clinical stage immunology companies in China. For example, in 2018 and 2019, we are the only China-based biotech company recognized by Genetic Engineering & Biotechnology News (GEN) as a top 10 immuno-oncology start-up in the world. To date, our research and development capabilities encompass discovery, translational medicine, biologics CMC development, pre-clinical development and clinical development with footprints in Shanghai, Beijing and the United States. We are now at a critical juncture to transition from a clinical stage biotech company into a fully integrated end-to-end global biopharmaceutical company in the next few years.

Our Unique Business Model

To achieve our mission and capitalize on these commercial opportunities, we have developed a business model built on two pillars: a fast-to-market China strategy and a fast-to-PoC (proof of concept) global strategy.

Fast-to-Market China Strategy

Our fast-to-market China strategy focuses on seeking opportunities to in-license the development and commercialization rights of investigational drugs from global biopharmaceutical companies for Greater China. We only select investigational drugs that have the potential to become novel or highly differentiated medicines. Through our substantial in-house research and development efforts, we build additional data packages to meet the requirements of the National Medical Products Administration (the “NMPA”) to ensure programs are ready for late-stage or registrational clinical development. Our internal development capabilities combined with our deep insight into China’s regulatory framework and our clinical network enable us to efficiently navigate through the drug development process to registration. To date, we have built an innovative China Portfolio consisting of five investigational drugs with an aim for near-term product launch. All of these investigational drugs have met the related pre-set safety and preliminary efficacy endpoints in Phase 1 or Phase 2 clinical trials in Europe, the United States or elsewhere and are either in or ready for Phase 2 or Phase 3 clinical trials in China. Set forth below is a summary of the latest development status of the anchor assets in our China Portfolio:

•

For felzartamab (TJ202), a differentiated anti-CD38, we are conducting two parallel registrational trials as a third-line monotherapy and as a second line combination therapy with lenalidomide, both in patients with multiple myeloma in Greater China. The recruitment progress for these two trials remains on track, and we expect to submit an NDA to the NMPA in 2021.

•

For eftansomatropin (TJ101), a differentiated long-acting growth hormone, in September 2020, the NMPA approved our IND application for a registrational Phase 3 trial in pediatric growth hormone deficiency (PGHD). We expect to initiate this trial in the first quarter of 2021.

•

For enoblituzumab, a humanized antibody directed at B7-H3, in the first quarter of 2021, MacroGenics expects to initiate a Phase 2 study of enoblituzumab in a chemo-free regimen in combination with either retifanlimab (an investigational PD-1 antibody) in front-line patients with SCCHN who are PD-L1 positive or with tebotelimab (an investigational PD-1 x LAG-3 bispecific DART® antibody) in SCCHN patients who are PD-L1 negative. We expect to participate in a subsequent Phase 3 global study if and when initiated, as we deem appropriate. In addition, considering the dynamic regulatory environment and evolving clinical practice, we have been continually refining the development of enoblituzumab in our territory.

•

For efineptakin (TJ107), a long-acting interleukin 7, we obtained regulatory clearance from the NMPA in April 2020 to initiate a Phase 2 clinical trial in glioblastoma multiforme (GBM) patients with lymphopenia. We had the first patient in on December 31, 2020 and the first patient dosed on February 4, 2021.

As a result, the investigational drugs in our China Portfolio are positioned for a series of new drug applications (NDAs) in China with the submission of the first NDA expected in 2021.

Fast-to-PoC Global Strategy

Our fast-to-PoC global strategy focuses on advancing our own novel or differentiated biologics towards clinical validation in the United States. First, we seek PoC of these drug candidates in the United States by conducting early phase clinical trials with a set of safety and efficacy endpoints and leveraging the FDA’s streamlined regulatory system for innovative drug development, including a predictable timeline towards IND approval. Second, we will use the data generated to advance clinical development in China, which we believe confers several advantages, including access to China’s large patient pool, extensive clinical trial resources through collaborations with leading hospitals in China, and a regulatory pathway for fast-track approval of drugs supported by solid overseas clinical data. Building on this approach, we may out-license the global rights (excluding Greater China) of these investigational drugs following clinical validation in the United States, while retaining the Greater China rights for further development and commercialization. We believe this approach will allow Chinese patients to benefit from our most advanced treatments concurrently or soon after their market approvals elsewhere. To date, we have created a Global Portfolio that consists of two molecular classes—monoclonal antibodies and bi-specific antibodies, which are internally generated. They are highly innovative molecules compared to global competitor assets in the same or related classes of drug candidates. Set forth below is a summary of the latest development status of the anchor assets in our Global Portfolio:

•

For lemzoparlimab (TJC4), a differentiated anti-CD47, the topline results of the recently completed Phase 1a dose escalation monotherapy trial in the United States have demonstrated the differentiated profile of lemzoparlimab in drug safety and favorable pharmacokinetics in cancer patients. The key findings include: (i) lemzoparlimab was well tolerated up to 30 mg/kg on a weekly basis without priming dosing strategy, and no dose-limiting toxicity and no clinical or laboratory evidence of hemolytic anemia were observed throughout; (ii) lemzoparlimab PK appears to be linear at mid to high dose levels following a single dose with no significant “sink effect” and (iii) one confirmed Partial Response (PR) was observed in the 30 mg/kg cohort (N=3), and this patient had failed prior treatments with checkpoint inhibitors. Three patients achieved Stable Disease (SD). In September 2020, we received the NMPA approval for a Phase 1 clinical trial of lemzoparlimab in relapsed or refractory advanced lymphoma in China as part of the ongoing international multi-center trial. In addition, lemzoparlimab is being evaluated in a Phase 1/2a clinical trial in China in patients with relapsed or refractory acute myeloid leukemia (r/r AML) or myelodysplastic syndrome (MDS), and we anticipate reporting top-line results in early 2021. We have also entered into a clinical trial collaboration and supply agreement with Merck Sharp & Dohme Corp, or MSD, through a subsidiary, under which we will sponsor a Phase 1 clinical trial in the United States evaluating lemzoparlimab in combination with KEYTRUDA® (pembrolizumab), MSD’s anti-PD-1 therapy, in patients with multiple types of solid tumors. In September 2020, we granted AbbVie a global license, excluding Mainland China, Hong Kong and Macau, to develop and commercialize lemzoparlimab (as well as certain other compounds directed against CD47), and we will retain all rights to develop and commercialize lemzoparlimab in Mainland China, Hong Kong and Macau.

•

For uliledlimab (TJD5), a differentiated anti-CD73, we have completed the initial assessment of the clinical trial in the United States as a single agent and in combination with atezolizumab (TECENTRIQR), a PD-L1 antibody marketed by Roche, in patients with advanced solid tumors. Topline results from a clinical study under contract with TRACON show that uliledlimab is safe and well tolerated at the dose range evaluated and demonstrate clinical activity in patients with advanced solid tumors. We are scheduled to submit an abstract to ASCO for the 2021 annual meeting. In China, we are conducting a Phase 1/2 clinical trial to evaluate uliledlimab in patients with advanced solid tumors. The first patient in the single agent study was dosed in May 2020. The first patient in the combination study was dosed on February 3, 2021. This Phase 1/2 study is a multicenter, open-label, dose escalation and cohort expansion study, which will evaluate safety, tolerability, pharmacokinetics, pharmacodynamics and efficacy of uliledlimab, and determine a recommended dose for further planned clinical studies of its efficacy and safety as a single agent and in combination with standard dose of toripalimab (TUOYIR) in patients with advanced or metastatic cancers who are refractory to or intolerant of all available therapies. We have been able to accelerate the Phase 1/2 trial in China by leveraging data from the ongoing Phase 1 clinical study of uliledlimab in the United States, which is a testament to our global clinical development capabilities and well-executed pipeline strategies.

•

For plonmarlimab (TJM2), an anti-GM-CSF, we have completed a single-dose first-in-human study in healthy volunteers in the United States. It is the first antibody of its class entering clinical development in China. We dosed the first patient in a Phase 1b study of plonmarlimab in August 2020 in patients with rheumatoid arthritis (RA). We may expand plonmarlimab to other autoimmune and inflammatory indications with high unmet medical need, where GM-CSF is known as a pathogenic cytokine in disease activity and progression. If approved, plonmarlimab is expected to provide an effective treatment option as a disease-modifying anti-rheumatic drug (“DMARD”) therapy. In addition, since the COVID-19 outbreak, we have sprung into action to prioritize plonmarlimab in response to the urgent medical needs. In May 2020, we announced preliminary results from part 1 of a clinical study in the United States of plonmarlimab in patients with cytokine release syndrome (CRS) associated with severe COVID-19, in which plonmarlimab was found to be well tolerated. We are currently conducting part 2 of this clinical trial to evaluate the efficacy, safety and cytokine levels following a single dose of 6 mg/kg plonmarlimab or placebo (standard care) in patients with severe COVID-19. We are currently in discussion with the FDA to finalize the plan for plonmarlimab in relation to clinical development and potential registration in the United States.

These two strategies and the resulting two portfolios complement each other. This enables us to achieve a balance among our ambition to develop novel or highly differentiated drugs, our goal to efficiently advance our pipeline assets towards commercialization and the inherent development risks. With this goal in mind, we are also aware that the intended novelty and key differentiation of our investigational drugs or drug candidates are subject to pivotal clinical validation and approval by the relevant regulatory authorities. There is no assurance that any such investigational drug or drug candidate will receive regulatory approval.

Our Capabilities

Our Innovative Discovery Expertise

Built by an elite group of seasoned immunologists with extensive academic research and drug development experience, our discovery engine has generated a panel of internally developed innovative drug molecules in a short span of five years. Among them, 12 innovative drug molecules have met our standard of novelty or high differentiation and have advanced toward further development. This achievement is a testament to our discovery team’s acumen and technical prowess in translating target biology into points of innovation or differentiation.

The discovery of lemzoparlimab showcases our innovative research capabilities. Not settling on performing routine or traditional antibody screening, we set a specific goal to identify and select a unique CD47 antibody that is free from binding to red blood cells (RBC) from all CD47 antibody leads. As a result, we selected by design, our proprietary CD47 antibody (TJC4) with a rare epitope that spares binding to RBCs as a differentiation point from other CD47 antibodies that typically cause inherent hematologic side effects. The topline results of the recently completed Phase 1a dose escalation monotherapy trial in the United States have demonstrated the differentiated profile of lemzoparlimab in drug safety and favorable pharmacokinetics in cancer patients. The key findings include: (i) lemzoparlimab was well tolerated up to 30 mg/kg on a weekly basis without priming dosing strategy, and no dose-limiting toxicity and no clinical or laboratory evidence of hemolytic anemia were observed throughout; (ii) lemzoparlimab PK appears to be linear at mid to high dose levels following a single dose with no significant “sink effect” and (iii) one confirmed Partial Response (PR) was observed in the 30 mg/kg cohort (N=3), and this patient had failed prior treatments with checkpoint inhibitors. Three patients achieved Stable Disease (SD). Therefore, we believe that lemzoparlimab, if approved, will be a potentially highly differentiated anti-tumor CD47 antibody with the advantage of minimizing hematologic side effects.

Another example of our R&D capability relates to our novel bi-specific antibody panel that represents a new wave of oncology drug candidates. We created novel biological properties of these bi-specific antibodies that are capable of enriching immune cells in tumors through dual targeting of PD-L1 and immune cells for a synergistic anti-tumor effect. These bi-specific drug candidates have been shown to exhibit unique properties that render tumors more responsive to treatment. Our discovery expertise, when combined with our “fit-for-purpose” antibody engineering technology platforms, becomes a powerful engine of innovation to create novel molecules.

Our Fit-for-Purpose Technology Platforms

Our proprietary antibody engineering platforms enable us to accurately capture the biological properties of bi-specific antibodies and retain good manufacturability and druggability of the molecules. To date, we have eight novel pre-clinical stage bi-specific drug molecules. In addition to our own bi-specific antibody platform, we partnered with ABL Bio and WuXi Biologics to access their antibody engineering platforms in order to increase the probability of success, as different molecular configurations require different technologies. Furthermore, our proprietary antibody-cytokine technology has enabled another form of bi-specific antibodies such as TJ-L1I7 and TJ-C4GM that link a tumor-engaging antibody with an immune-modulatory cytokine. Superior to monoclonal antibodies or cytokines alone, this class of bi-specific antibodies has demonstrated unique properties of concentrating the drug molecules in tumors for a desired target effect with reduced systemic toxicity of cytokines or creating biologic synergy that can potentially translate into better treatment outcome.

Our Biomarker-Enabled Translational Medicine Capabilities

As we focus on developing innovative drug molecules, the ability to apply relevant biomarkers that link a drug response to treatment effects is critical for early-stage clinical trials of our investigational drugs. This translational medicine capability requires cross-functional knowledge and unique skills to link the target biology of an investigational drug to clinical responses. We have been developing tailor-made biomarkers for each of our investigational drugs, which are used to select potential responders, predict and measure target engagement, support dose determination and enable timely informed decisions on advancing our assets to the next phase of clinical development. For example, for the development of uliledlimab, we intend to use CD73 in tumor tissue in combination with other tumor biomarkers to stratify potential target patient populations in our clinical trial. To that end, we have developed assays to measure CD73 expression and activity in tumor tissues. Furthermore, we have developed specialized assays to measure uliledlimab drug concentrations in tumor tissues. By linking drug concentration with its activity in the same tumor location, these data help us determine appropriate dose selection for further clinical studies.

Our Clinical Development Capabilities

Our clinical development is led by a global team of clinical scientists, industry physicians and experts in portfolio management, quantitative science, clinical operations, drug safety and quality control. Our clinical team accounts for approximately 80% of our entire R&D organization’s headcount and 80% of our budget allocation. The skillset of our clinical development team is highlighted by a combination of extensive global pharma, local drug development and operation experiences with clinical networks in China and the United States. The team is driven by high ethical standards, with passion for improving the lives of patients.

Our team has the ability to integrate internal core development functions to conduct global and local clinical trials. We also effectively leverage external resources, including clinical contract research organizations, academic clinical centers and/or networks, and global pharmaceutical or biotech partnerships. Furthermore, we have established and implemented a robust internal clinical governance system and processes to safeguard patient safety and data integrity. Our current clinical development functions and teams are strategically based in Shanghai, Beijing, and the United States to cover Phase 1 through Phase 3 clinical trials in China and early-stage clinical trials in the United States.

Our clinical development capabilities are best demonstrated by the rapid implementation of 11 clinical trials, including one completed trial in the United States and ten on-going Phase 1/2 or registration trials in the United States and China in the past three years. To ensure regulatory approval and subsequent product launch as currently planned, we strive to reach the following critical clinical milestones by early 2021: 11 active clinical programs consisting of two Phase 3 or registrational trials in China, three Phase 2 trials and six Phase 1/2 trials in the United States and China.

Our Global Strategic Collaborations

We have established an excellent track record of in-licensing and out-licensing deals with our global and regional partners. These in-licensing deals enable us to acquire multiple innovative clinical stage assets with favorable clinical data packages. We have quickly built our China Portfolio through in-licensing deals with global biotech partners, including MorphoSys, Genexine, MacroGenics and Ferring (as the sublicensee under our agreement with Ferring related to olamkicept). Over the past three years, we have established more than 10 global and regional partnerships with reputable pharma or biotech companies. Our partners selected us among many China-based companies with the belief that we are an ideal partner in China given our strength in science and drug development capability, our outstanding track record of execution demonstrated by rapidly progressing drug development programs in China and the United States, and our vision and network to tap into business opportunities and China’s growing pharmaceutical market. For example, MorphoSys, MacroGenics and Genexine all stated that we are an ideal or the best partner in China in their press releases or public announcements. The out-licensing deals enable us to streamline our pipeline, focus our resources on the most valuable assets in the most desirable territories and build strategic alliances with leading global biopharmaceutical companies. In addition, we seek co-development opportunities to share development costs, risks and territorial commercial rights with our partners. In the past several years, we have out-licensed four assets and initiated multiple co-development programs with partners such as ABL Bio, MSD, Roche and Junshi and WuXi Biologics. The revenue from out-licensing and co-development deals is expected to continue to grow as our pipeline progresses.

Global Strategic Partnership with AbbVie

In September 2020, we, through I-Mab Biopharma Co., Ltd. and I-Mab Biopharma US Limited, each a wholly-owned subsidiary of our company, entered into a broad global strategic collaboration with AbbVie Ireland Unlimited Company (“AbbVie”), a leading global, research-based biopharmaceutical company. Pursuant to this collaboration, we grant AbbVie a global license, excluding Mainland China, Hong Kong and Macau, to develop and commercialize lemzoparlimab. We retain all rights to develop and commercialize lemzoparlimab (as well as certain other compounds directed against CD47) in Mainland China, Hong Kong and Macau. AbbVie will conduct further global clinical trials (which we may elect to co-fund) to evaluate lemzoparlimab in multiple cancers. This deal also allows for potential collaboration on future CD47-related therapeutic agents, including CD47-based bispecific antibodies and combination therapies with lemzoparlimab and AbbVie’s venetoclax (Venclexta®). Each party will have the opportunity, subject to rights of first negotiation to further licenses, to explore certain of each other’s related CD47-antibody programs in their respective territories. In addition, we and AbbVie will share manufacturing responsibilities, with AbbVie being the primary manufacturer for supply outside of Mainland China, Hong Kong and Macau and us being the primary manufacturer for supply in Mainland China, Hong Kong and Macau. We believe that this collaboration will accelerate the establishment of our commercial production operations in China.

Pursuant to this collaboration, AbbVie has paid us an upfront payment of US$180 million. Additionally, in connection with the recently released clinical data from the Phase 1 trial of lemzoparlimab in the United States, we expect to be paid a first milestone payment of US$20 million. We will also be eligible to receive up to US$1.74 billion in further success-based development, regulatory and sales milestone payments for lemzoparlimab, of which US$840 million are based on clinical development and regulatory approval milestones, with the remainder based on commercial milestones. Upon commercialization of lemzoparlimab, AbbVie will also pay tiered royalties from low double-digit percentages on global net sales outside of Mainland China, Hong Kong and Macau. In addition, AbbVie has a license and right of first negotiation to further develop and commercialize two additional lemzoparlimab-based bispecific antibodies discovered and currently being developed by us and we cannot commercialize products containing these two additional lemzoparlimab-based bispecific antibodies outside of Mainland China, Hong Kong and Macau even if AbbVie does not exercise its right of first negotiation or we are unable to come to financial terms on such products. The potential value of each such license is minimum US$500 million in upfront and milestone payments, for a combined total of no less than US$1 billion.

This strategic collaboration with AbbVie reinforces our internal research and development capabilities and our leading position in immuno-oncology and enables us to realize the full potential of our innovation. By leveraging the combined development strength of our company and AbbVie, we aim to speed lemzoparlimab to market for patients in need around the world.

Our Drug Pipeline

The chart below summarizes the development status of our drug pipeline.

Notes:

*

(i) for felzartamab (TJ202), we are conducting two parallel registrational trials with felzartamab as a third-line monotherapy and as a second line combination therapy with lenalidomide, both in patients with multiple myeloma in Greater China. The recruitment progress for these two trials remains on track, and we expect to submit an NDA to the NMPA in 2021. In addition, we submitted an IND application to the NMPA in October 2019 for a Phase 1b trial for felzartamab in SLE; (ii) for eftansomatropin (TJ101), in September 2020, the NMPA approved our IND application for a registrational Phase 3 trial of eftansomatropin in pediatric growth hormone deficiency (PGHD). We expect to initiate this trial in the first quarter of 2021; (iii) for enoblituzumab, we expect to submit an IND application in 2021 for a Phase 2 trial; (iv) for efineptakin (TJ107), we have obtained regulatory clearance from the NMPA to initiate a phase 2 clinical trial in GBM patients with lymphopenia. We had the first patient in on December 31, 2020 and the first patient dosed on February 4, 2021; and (v) for olamkicept (TJ301), we are conducting an ongoing Phase 2 clinical trial in patients with active ulcerative colitis. The enrollment of this trial is complete and topline data are expected to be released by early 2021.

**

We were collaborating with Everest Medicines Limited (“Everest”) to co-develop and commercialize felzartamab in Greater China for all indications in hematologic oncology. Everest was primarily responsible for sharing with us, by the proportion of 75% for Everest and 25% for us, the development costs of felzartamab. On November 4, 2019, we and Everest terminated the collaboration agreement (including all the supplements and amendments thereto) with respect to the co-development and commercialization of felzartamab in Greater China. Upon the termination, Everest will not retain any rights or entitlements to develop or commercialize felzartamab or any economic interest in its commercialization. All intellectual property rights in respect of felzartamab arising from its development under the collaboration agreement are vested and owned by us, and we hold all intellectual property rights and have maximum flexibility to further develop, manufacture and commercialize felzartamab in Greater China. In consideration of the above arrangements, we issued a total value of US$37.0 million of ordinary shares (the “CPP Shares”) to Everest, representing Everest’s historical contribution to our collaboration and the associated time cost. The CPP Shares were issued concurrently with the completion of our initial public offering in January 2020, at a per share price equal to the initial public offering price adjusted to reflect the ADS-to-ordinary share ratio.
***

Our bi-specific antibody panel consists of (i) six PD-L1-based bi-specific antibodies, including TJ-L1C4 (PD-L1 × CD47), TJ-L1A3 (PD-L1 × LAG3), TJ-L1H3 (PD-L1 × B7-H3), TJ-L14B (PD-L1 × 4-1BB), TJ-L1T6 (PD-L1 × T1G1T) and TJ-L1I7 (anti-PD-L1 × IL-7 cytokine), (ii) TJ-C4GM (anti-CD47 × GM-CSF cytokine), and (iii) TJ-CLDN4B (Claudin 18.2 × 4-1BB).

Highlights of Our Fast-to-Market China Portfolio

Our fast-to-market China strategy is demonstrated by our China Portfolio, which consists of novel or highly differentiated investigational drugs. Felzartamab, efineptakin, enoblituzumab and eftansomatropin are the four anchor assets in our China Portfolio. While we have been diligently pursuing our fast-to-market China strategy, we are aware that there is no assurance that we will always be successful in commercializing any of our product candidates in our China Portfolio in an accelerated manner.

Felzartamab is a differentiated CD38 antibody originally developed by MorphoSys that meets the pre-set clinical safety and preliminary efficacy endpoints from a clinical trial conducted in the European Union (EU). In-licensed from MorphoSys, felzartamab is being developed to address the current unmet needs and commercial opportunities in China for multiple myeloma and potentially autoimmune diseases, such as SLE. We own an exclusive license to develop felzartamab in Greater China. We believe felzartamab, if approved, is potentially highly differentiated compared with the currently marketed CD38 antibody. First, under a similar pre-medication condition with dexamethasone, anti-pyretics and anti-histamines, felzartamab has demonstrated a significantly shorter infusion time and lower infusion reaction rate. Second, unlike the currently marketed CD38 antibody, felzartamab does not down-regulate CD38 expression on the surface of bone marrow myeloma cells in vitro, maintaining sensitivity of myeloma cells to felzartamab for repeated treatments. We are conducting two parallel registrational trials with felzartamab as a third-line monotherapy and as a second line combination therapy with lenalidomide, both in patients with multiple myeloma in Greater China. The recruitment progress for these two trials remains on track. We aim to submit an NDA for felzartamab as a third-line monotherapy in 2021, followed by another NDA submission for felzartamab as a second-line combination therapy. Moreover, we believe felzartamab has great market potential in the treatment of pathogenic antibody-mediated autoimmune diseases, such as SLE, where there is a significant unmet need for more effective therapies. We submitted an IND application to the NMPA in October 2019 for a Phase 1b trial for felzartamab in SLE.

Efineptakin is the first long-acting recombinant human IL-7 known to boost cancer-fighting T lymphocytes by increasing their number and function and is being developed as a potential oncology investigational drug. The clinical safety and effect of efineptakin on T cells have been investigated in multiple previous and ongoing clinical trials in South Korea and the United States. Efineptakin is being positioned to address a huge unmet medical need in oncology. First, efineptakin can be an oncology-care agent to treat cancer treatment-related lymphopenia (low blood lymphocyte levels), a common condition that occurs in cancer patients who have received chemotherapy or radiation therapy, and there is no approved treatment for this condition. This condition causes further damage to patients’ already compromised immune system and weakens its ability to fight cancers. Second, efineptakin has been shown to synergize with a PD-1 antibody in a tumor animal model potentially through increased T lymphocyte activation and proliferation. In May 2020, we obtained regulatory clearance from the NMPA to initiate a phase 2 clinical trial with efineptakin in GBM patients with lymphopenia. We had the first patient in on December 31, 2020 and the first patient dosed on February 4, 2021. We are coordinating our study globally with Genexine, which is conducting a Phase 2 clinical trial in South Korea and parallel clinical trials in the United States towards clinical PoC.

Enoblituzumab is a humanized antibody directed at B7-H3, a member of the B7 family of T cell checkpoint regulators that is widely expressed across multiple tumor types and plays a key role in the regulation of immune response against cancers. Similar to other inhibitors of the B7 family such as PD-L1, targeting B7-H3 potentially provides a treatment option for a variety of cancers expressing B7-H3. Enoblituzumab was originally developed by MacroGenics, and we own the Greater China rights of this investigational drug. In multiple clinical trials conducted by MacroGenics, when combined with pembrolizumab in recurrent or metastatic squamous cell carcinoma of the head and neck (“SCCHN”) and non-small cell lung cancer (“NSCLC”), enoblituzumab has shown favorable clinical results that warrant further investigation. In the first quarter of 2021, MacroGenics expects to initiate a Phase 2 study of enoblituzumab in a chemo-free regimen in combination with either retifanlimab (an investigational PD-1 antibody) in front-line patients with SCCHN who are PD-L1 positive or with tebotelimab (an investigational PD-1 x LAG-3 bispecific DART® antibody) in SCCHN patients who are PD-L1 negative. We expect to participate in a subsequent Phase 3 global study if and when initiated, as we deem appropriate. In addition, considering the dynamic regulatory environment and evolving clinical practice, we have been continually refining the development of enoblituzumab in our territory. Further clinical development may be planned together with MacroGenics to extend to other cancer indications in China and/or globally.

Eftansomatropin is a potentially highly differentiated long-acting human growth hormone that is being developed as a weekly treatment for pediatric growth hormone deficiency as compared to currently available daily regimens of recombinant human growth hormone (“rhGH”). Eftansomatropin was originally developed by Genexine, and we own the Greater China rights of this product, which has the potential to address an important clinical need and to cover a significant market gap in pediatric growth hormone deficiency. In a previous Phase 2 trial conducted by Genexine in South Korea and the EU, both weekly and bi-weekly administration of Eftansomatropin demonstrated similar therapeutic effects to daily injection of Genotropin, a short-acting rhGH. In September 2020, the NMPA approved our IND application for a registrational Phase 3 trial of eftansomatropin in pediatric growth hormone deficiency (PGHD). We expect to initiate this trial in the first quarter of 2021.

Highlights of Our Fast-to-PoC Global Portfolio

Our fast-to-PoC global strategy is demonstrated by our Global Portfolio, which mainly consists of our internally developed novel or differentiated biologics. Our Global Portfolio focuses on two molecular classes—monoclonal antibodies and bi-specific antibodies. While we have been diligently pursuing our fast-to-PoC global strategy, we are aware that there is no assurance that we will always be successful in achieving PoC or pivotal development milestones for any of our product candidates in our Global Portfolio in an accelerated manner.

Monoclonal antibodies—Among the five monoclonal antibody drug candidates, lemzoparlimab (TJC4), uliledlimab (TJD5) and plonmarlimab (TJM2) are in clinical development.

Lemzoparlimab is an internally discovered, fully human monoclonal antibody targeting CD47, which is one of the most promising immuno-oncology targets after PD-1/PD-L1. Blocking CD47 activates tumor-engulfing macrophages, a component of the innate immune system as an important cancer-fighting mechanism. CD47 antibodies are being actively pursued in clinical trials by a few global companies. However, current development efforts on CD47 antibody drugs are hampered by hematologic side effects (such as anemia) due to binding to human RBCs. For example, at least two clinical trials conducted by other companies have been suspended. Unlike competitor investigational drugs, lemzoparlimab is a rare antibody originally selected, by design, to purposefully avoid or minimize binding to RBCs while maintaining a high antibody affinity and tumor killing properties. Lemzoparlimab’s unique property of minimal RBC binding and no significant hematologic changes has been extensively validated in a whole series of robust in vitro assays and non-human primate studies. In a GLP toxicology study involving 40 monkeys, no hematologic side-effects were seen even with repeated injections of 100 mg/kg doses. This unique property may enable lemzoparlimab to be used safely in a broader patient population to explore its treatment potential in cancers, differentiating it from other clinical stage lemzoparlimab investigational antibody drugs. Notably, the topline results of the recently completed Phase 1a dose escalation monotherapy trial in the United States have demonstrated the differentiated profile of lemzoparlimab in drug safety and favorable pharmacokinetics in cancer patients. The key findings include: (i) lemzoparlimab was well tolerated up to 30 mg/kg on a weekly basis without priming dosing strategy, and no dose-limiting toxicity and no clinical or laboratory evidence of hemolytic anemia were observed throughout; (ii) lemzoparlimab PK appears to be linear at mid to high dose levels following a single dose with no significant “sink effect” and (iii) one confirmed Partial Response (PR) was observed in the 30 mg/kg cohort (N=3), and this patient had failed prior treatments with checkpoint inhibitors. Three patients achieved Stable Disease (SD). Therefore, we believe that lemzoparlimab, if approved, will be a potentially highly differentiated anti-tumor CD47 antibody with the advantage of minimizing hematologic side effects. In September 2020, we received the NMPA approval for a Phase 1 clinical trial of lemzoparlimab in relapsed or refractory advanced lymphoma in China as part of the ongoing international multi-center trial. In addition, lemzoparlimab is being evaluated in a Phase 1/2a clinical trial in China in patients with relapsed or refractory acute myeloid leukemia (r/r AML) or myelodysplastic syndrome (MDS), and we anticipate reporting top-line results in early 2021. We have also entered into a clinical trial collaboration and supply agreement with Merck Sharp & Dohme Corp, or MSD, through a subsidiary, under which we will sponsor a Phase 1 clinical trial in the United States evaluating lemzoparlimab in combination with KEYTRUDA® (pembrolizumab), MSD’s anti-PD-1 therapy, in patients with multiple types of solid tumors. In September 2020, we granted AbbVie a global license, excluding Mainland China, Hong Kong and Macau, to develop and commercialize lemzoparlimab (as well as certain other compounds directed against CD47), and we will retain all rights to develop and commercialize lemzoparlimab in Mainland China, Hong Kong and Macau.

Uliledlimab is an internally developed, humanized inhibitory antibody against human CD73. CD73 is a homodimeric enzyme expressed in tumors and plays a critical role in suppressing immune cells in tumor micro-environment. Uliledlimab displays sub-nanomolar binding affinity to CD73 and inhibits its nucleotidase activity. In vitro, uliledlimab completely reversed the AMP- or tumor cell-mediated suppression of T cells. In vivo, when combined with a PD-L1 antibody, uliledlimab exhibited a superior or synergistic inhibitory effect on tumor growth. The key differentiation of uliledlimab when compared to some of the other clinical stage antibodies of the same class, is related to its novel epitope, which works through a unique intra-dimer binding mode, resulting in a complete inhibition of the enzymatic activity and avoiding the aberrant pharmacological property known as the “hook effect.” With this particular mode of action, uliledlimab, if approved, has the potential to become a highly differentiated CD73 antibody. We have completed the initial assessment of the clinical trial in the United States as a single agent and in combination with atezolizumab (TECENTRIQR), a PD-L1 antibody marketed by Roche, in patients with advanced solid tumors. Topline results from a clinical study under contract with TRACON show that uliledlimab is safe and well tolerated at the dose range evaluated and demonstrate clinical activity in patients with advanced solid tumors. We are scheduled to submit an abstract to ASCO for the 2021 annual meeting. In China, we are conducting a Phase 1/2 clinical trial to evaluate uliledlimab in patients with advanced solid tumors. The first patient in the single agent study was dosed in May 2020. The first patient in the combination study was dosed on February 3, 2021. This Phase 1/2 study is a multicenter, open-label, dose escalation and cohort expansion study, which will evaluate safety, tolerability, pharmacokinetics, pharmacodynamics and efficacy of uliledlimab, and determine a recommended dose for further planned clinical studies of its efficacy and safety as a single agent and in combination with standard dose of toripalimab (TUOYIR) in patients with advanced or metastatic cancers who are refractory to or intolerant of all available therapies. We have been able to accelerate the Phase 1/2 trial in China by leveraging data from the ongoing Phase 1 clinical study of uliledlimab in the United States, which is a testament to our global clinical development capabilities and well-executed pipeline strategies.

Plonmarlimab is an internally discovered neutralizing antibody against human granulocyte-macrophage colony-stimulating factor (“GM-CSF”), an important cytokine that plays a critical role in chronic inflammation and destruction in autoimmune diseases such as rheumatoid arthritis (“RA”). Plonmarlimab is a humanized IgG1 that displays high affinity binding to GM-CSF and blocks its signaling and downstream effects. Plonmarlimab is being developed for the treatment of autoimmune and inflammatory diseases, including RA and cytokine release syndrome (“CRS”). We have completed a single-dose first-in-human study in healthy volunteers in the United States. In China, plonmarlimab is the first antibody of its class entering clinical development. We dosed the first patient in a Phase 1b study of plonmarlimab in August 2020 in patients with rheumatoid arthritis (RA) in China. We may expand plonmarlimab to other autoimmune and inflammatory indications with high unmet medical need, where GM-CSF is known as a pathogenic cytokine in disease activity and progression. If approved, plonmarlimab is expected to provide an effective treatment option as a disease-modifying anti-rheumatic drug (“DMARD”) therapy. In addition, since the COVID-19 outbreak, we have sprung into action to prioritize plonmarlimab in response to the urgent medical needs. In May 2020, we announced preliminary results from part 1 of a clinical study in the United States of plonmarlimab in patients with cytokine release syndrome (CRS) associated with severe COVID-19, in which plonmarlimab was found to be well tolerated. We are currently conducting part 2 of this clinical trial to evaluate the efficacy, safety and cytokine levels following a single dose of 6 mg/kg plonmarlimab or placebo (standard care) in patients with severe COVID-19. We are currently in discussion with the FDA to finalize the plan for plonmarlimab in relation to clinical development and potential registration in the United States.

TJ210 is a novel monoclonal antibody directed at C5aR for cancers through a partnership with MorphoSys. In September 2020, the FDA has cleared the IND application for TJ210 to initiate a Phase 1 clinical trial. The trial is designed to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of TJ210 and is expected to commence by early 2021. We plan to work jointly with MorphoSys to develop this asset.

Bi-specific antibody panel—This novel antibody class represents an emerging and fast-moving area of new drug discovery. Bi-specific antibodies are typically constructed to have a dual specificity of two selected antibodies or combined properties of an antibody linked with a cytokine, previously called an immune-cytokine. However, despite the recent success of checkpoint inhibitors, clinical efficacy of these drugs has been unsatisfactory. It is estimated that over 60% of cancer patients, including those with melanoma, renal cell cancer, colorectal cancer, non-small cell lung cancer, urothelial cancer and head and neck squamous cell carcinoma, do not respond to PD-1/PD-L1 monotherapies. In addition, some patients develop resistance after initial treatment with these therapies. As a result, the standard of care today leaves many cancer patients underserved. There is consensus among cancer immunologists that tumors that do not respond to PD-1/PD-L1 treatment have poor immunologic features, such as an absence or paucity of tumor-fighting immune cells or the presence of dysfunctional immune cells within the tumors, collectively known as “cold tumors.” We believe that PD-1/PD-L1 non-responders can be better treated with novel bi-specific antibodies. The unique and superior properties of these bi-specific antibodies over PD-L1 inhibitors alone stem from a second targeting component attached to the PD-L1 antibody moiety of the bi-specific molecules, thereby enabling them to elicit a sufficient immune response and converting a “cold tumor” to an immune-active “hot tumor.” Such unique properties of bi-specific antibodies cannot be substituted by a combination of the PD-L1 antibody with a selected second component (either cytokine or antibody) in a free form. The underlying mechanism is such that the second component must be structurally integrated with the tumor-engaging PD-L1 antibody in order to concentrate and function inside the tumor, which cannot be readily achieved by the two free agents used in combination.

We have successfully generated a panel of bi-specific antibodies in which our proprietary PD-L1 antibody acts as the backbone (the first signal) and is linked with various second components (the second signal), including, but not limited to, a 4-1BB agonist antibody (TJ-L14B), a B7-H3 antibody (TJ-L1H3), a CD47 antibody (TJ-L1C4) and an IL-7 cytokine (TJ-L1I7), which are shown to work with the PD-L1 backbone in various assays and cancer animal models. This unique panel of bi-specific antibodies is only made possible by our proprietary and partnered antibody engineering technologies and the availability of our proprietary monoclonal antibodies. Furthermore, we have generated two other bi-specific antibodies (TJ-C4GM and TJ-CLDN4B) that are tailor-made to function as novel fortified antibodies by linking lemzoparlimab with an engineered GM-CSF cytokine for the treatment of solid tumors and by linking our Claudin 18.2 antibody with a 4-1BB antibody as a unique gastric cancer treatment agent that only activates T cells conditionally upon tumor engagement. All bi-specific antibodies have been validated in a series of robust in vitro and in vivo studies for biology proof-of-concept, providing a solid basis for clinical validation in cancer patients.

Our Strategies

Moving forward, we strive to become a fully integrated end-to-end global biopharmaceutical company whose capabilities encompass drug discovery, GMP manufacturing, pre-clinical and clinical development and commercialization. To achieve this goal, we intend to pursue the following strategies.

Rapidly advance our China Portfolio towards commercialization

We intend to pursue the most efficient pathway to NDA approval for the investigational drugs in our China Portfolio. In the next 12 months, we expect to make significant advances with our China Portfolio. Most of the clinical assets of our China Portfolio are expected to undergo Phase 2, Phase 3 or registrational clinical trials in 2021. We plan to submit NDAs to the NMPA for our China Portfolio products in sequence from 2021 to 2024. With respect to commercialization capabilities, we plan to initially partner with a specialty pharmaceutical company that has existing commercial capabilities and infrastructure in China to jointly market our leading products. Once we have acquired commercial experience and developed a distribution network, we plan to build a robust internal sales and marketing platform.

Expand our research and development capabilities and footprint in the United States to advance our Global Portfolio

As part of our global strategy, we plan to expand our research and development capabilities in the United States to include regulatory affairs, translational medicine, drug formulation and clinical operations. These specific research and development functions in the United States are complementary to and an integral part of our overall research and development capabilities to support clinical development of our Global Portfolio. Currently, three of our investigational antibody drugs (lemzoparlimab, uliledlimab and plonmarlimab) are in clinical trials in the United States. We aim to continue advancing the ongoing clinical trials to Phase 2 for clinical validation and to initiate multiple new clinical programs by 2022 in the United States. In addition, we intend to expand our operational footprint in the United States to create an independent multi-functional business entity covering global business development, investor relations and corporate communications and other operational capabilities. We are in the process of assembling an integrated management team with global experience and extensive track record dedicated to overseeing our operations in the United States.

Build our manufacturing capabilities

We believe it is strategically important and advantageous that we own and control our GMP manufacturing process in order to ensure quality, secure production slots and maximize cost-effectiveness for clinical trial materials and commercial supplies. We intend to build a comprehensive biologics manufacturing facility in Hangzhou, China (the “Hangzhou Facility”) as part of our strategic plan to become a fully integrated biopharma company. We have taken concrete steps to execute this plan. These steps include detailed operational planning for the facility, actions taken to secure an appropriate site, and negotiations with external financing providers. The Hangzhou Facility targets to have a pilot capacity of 2 production lines (1 line configured with 2 x 2,000L and another line with 1 x 2,000L) by the end of 2021 and commercially progressive capacity up to 8 x 4,000L to begin operation by the end of 2023. Construction is expected to commence in April 2021 and ready for use by the end of 2023. The project will be financed by a combination of internal and external sources. In September 2020, a group of domestic investors in China invested a total of US$120 million (in RMB equivalent) in cash. Upon closing, I-Mab Hangzhou became an affiliate of us. We, through our wholly owned subsidiary and parties acting in concert, remain the majority shareholder of I-Mab Biopharma (Hangzhou) Limited (“I-Mab Hangzhou”), the entity holding the Hangzhou Facility, and retain a managing role and take full control to build and operate the manufacturing facility. We plan to prioritize our therapeutic focus and resources on immuno-oncology in our global ambition to become a leading immuno-oncology company. This goal has been accelerated by our recent global strategic collaboration with AbbVie and its commercialization plan for the initial oncology products. I-Mab Hangzhou is positioned to provide manufacturing capabilities for us, as well as the continued development of selected biologics assets that are non-essential to our immuno-oncology focus, i.e. olamkicept, plonmarlimab (excluding cytokine release syndrome indications) and a few pre-clinical CMC-stage programs. We believe that this strategic alignment is necessary to maximize the pipeline value and balance the development risk for us.

Maximize the value of our pipeline

In addition to our successful in-licensing efforts, we have established a good track record of out-licensing collaborations and co-development partnerships. For the years ended December 31, 2017, 2018 and 2019, we recorded revenues of RMB11.6 million, RMB53.8 million and RMB30.0 million from upfront and milestone payments through three out-licensing deals, respectively. We have reached cost-sharing co-development deals for some of our drug candidates with multiple global and regional partners. In September 2020, we, through I-Mab Biopharma Co., Ltd. and I-Mab Biopharma US Limited, each a wholly-owned subsidiary of our company, entered into a broad global strategic collaboration with AbbVie Ireland Unlimited Company (“AbbVie”), a leading global, research-based biopharmaceutical company. Pursuant to this collaboration, we grant AbbVie an exclusive global license, excluding Mainland China, Hong Kong and Macau, to develop and commercialize lemzoparlimab (as well as certain other compounds directed against CD47). We retain all rights to develop and commercialize lemzoparlimab in Mainland China, Hong Kong and Macau. Pursuant to this collaboration, AbbVie has paid us an upfront payment of US$180 million. Additionally, in connection with the recently released clinical data from the Phase 1 trial of lemzoparlimab in the United States, we expect to be paid a first milestone payment of US$20 million. We will also be eligible to receive up to US$1.74 billion in further success-based development, regulatory and sales milestone payments for lemzoparlimab, of which US$840 million are based on clinical development and regulatory approval milestones, with the remainder based on commercial milestones. Upon commercialization of lemzoparlimab, AbbVie will also pay tiered royalties consisting of low double-digit percentages on global net sales outside of Mainland China, Hong Kong and Macau. In addition, AbbVie has a license and a right of first negotiation to further develop and commercialize two additional lemzoparlimab-based bispecific antibodies discovered and currently being developed by us, and we cannot commercialize products containing these two additional lemzoparlimab-based bispecific antibodies outside of Mainland China, Hong Kong and Macau even if AbbVie does not exercise its right of first negotiation or we are unable to come to financial terms on such products. The potential value of each such license is minimum US$500 million in upfront and milestone payments, for a combined total of no less than US$1 billion.

These achievements, in particular our collaboration with AbbVie, have not only demonstrated our ability to optimize our pipeline but also provided a sustainable revenue stream. Going forward, we plan to enhance our out-licensing efforts. We expect that the revenue generated from out-licensing opportunities will continue to increase and will account for the majority of our net revenue before the commercialization of our marketed products.

Corporate Information

Our principal executive offices are located at Suite 802, West Tower, OmniVision, 88 Shangke Road, Pudong District, Shanghai, People’s Republic of China. Our telephone number at this address is +86 21-6057¬8000. Our registered office in the Cayman Islands is located at Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should submit any inquiries to the address or through the telephone number of our principal executive offices. Our main website is http://www.i-mabbiopharma.com/en/. The information contained on our website is not a part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. Before you decide to buy our securities, you should carefully consider the risks described in our most recent annual report on Form 20-F, which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.

Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement(s).

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Act, Cap. 22 (Act 3 of 1961, as consolidated and revised), as amended, of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$80,000 divided into 800,000,000 ordinary shares of a par value of US$0.0001 each. As of the date of this prospectus, there are 165,477,620 ordinary shares issued and outstanding (excluding 4,036,868 ordinary shares issued to our depositary bank for bulk issuance of ADSs reserved for future issuances upon the exercising or vesting of awards granted under our share incentive plans).

Our Sixth Amended and Restated Memorandum and Articles of Association

The following is a summary of the material provisions of the sixth memorandum and articles of association of our company and of the Companies Act (2020 Revision), insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company. Under our current memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands.

Ordinary Shares. Certificates representing the ordinary shares are issued in registered form and our ordinary shares are issued when registered in our register of members. We may not issue shares to bearers. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. Our directors may from time to time declare dividends (including interim dividends) and other distributions on our shares in issue and authorize payment of the same out of the funds of our company lawfully available therefor. In addition, our company may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Our current memorandum and articles of association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or the credit standing in our share premium account; provided that in no circumstances may a dividend be paid out of the share premium account if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder or shareholders collectively holding not less than 5% of the votes attaching to the shares present in person or by proxy.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of not less than two-thirds of the votes attaching to the ordinary shares cast at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our current memorandum and articles of association.

Alternation of Share Capital

We may from time to time by ordinary resolution:

(a)	increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

(b)	consolidate and divide all or any of our share capital into shares of a larger amount than its existing shares;

(c)

subdivide our shares, or any of them, into shares of an amount smaller than that fixed by the memorandum of association, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(d)

cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution, subject to any confirmation or consent required by the Companies Act, reduce our share capital and any capital redemption reserve in any manner authorized by law.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our current memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by our directors (acting by a resolution of our board). Advance notice of at least 14 calendar days is required for any general shareholders’ meeting. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, one or more of our shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all of our shares in issue and entitled to vote at such general meeting.

The Companies Act does not provide shareholders with any right to requisition a general meeting, nor any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our current articles of association allow our shareholders holding in aggregate not less than one-tenth of all votes attaching to all issued and outstanding shares of our company that as at the date of the deposit carry the right to vote at general meetings of the company to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. However, our current memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the Nasdaq Global Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within three calendar months after the date on which the instrument of transfer was lodged with our company, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on ten calendar days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with the rules of the Nasdaq Global Market be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any year.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, such assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders in respect of any moneys unpaid on their shares in a notice served to such shareholders at least 14 calendar days prior to the specified time or times of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by our shareholders by a special resolution. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders or are otherwise authorized by the articles of association. Under Cayman Islands law, any redemption or repurchase of shares by our company may be made out of profits of our company, out of our company’s share premium account or out of the proceeds of a fresh issue of shares made for the purpose of the repurchase or, if so authorized by the articles of association and subject to provisions of the Companies Act, out of capital. Any premium payable on a redemption or repurchase over the par value of the shares to be repurchased or redeemed must be provided for out of profits of our company or from sums standing to the credit of the share premium account of our company or, if authorized by the articles of association and subject to the provisions of the Companies Act, out of capital. At no time may a company redeem or repurchase its shares unless they are fully paid. A company may not redeem or repurchase any of its shares if, as a result of the redemption or repurchase, there would no longer be any issued shares of the company other than shares held as treasury shares. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the consent in writing of the holders of all of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Issuance of Additional Shares. Our current memorandum and articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine.

Our current memorandum and articles of association also authorize our board of directors to issue from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of preferred shares to constitute such series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. The notice of registered office is a matter of public record. A list of the names of the current directors and alternate directors (if applicable) are made available by the Registrar of Companies of the Cayman Islands for inspection by any person on payment of a fee. The register of mortgages is open to inspection by creditors and shareholders. Shareholders have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we intend to provide our shareholders with annual audited financial statements. See “Where You Can Find More Information.”

Anti-Takeover Provisions. Some provisions of our current memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our current memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability incorporated under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Differences in Corporate Law

The Companies Act is modeled after that of England but does not follow recent English statutory enactments and differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a statement of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man or woman of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which may permit a minority shareholder to commence a class action against, or derivative actions in the name of, our company to challenge:

•	an act which is ultra vires or illegal and is therefore incapable of ratification by the shareholders;

•	an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the company; and

•	an act which requires a resolution with a qualified (or special) majority (i.e., more than a simple majority) which has not been obtained.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our current memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses, damages, costs and expenses arise from dishonesty, willful default or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our current memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company—a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our current articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with any right to requisition a general meeting, nor any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our current articles of association allow our shareholders holding in aggregate not less than one-tenth of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our current articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our current articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our current articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his or her creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his or her office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his or her office be vacated; (v) is prohibited by law from being a director; or (vi) is removed from office pursuant to any other provisions of our current memorandum and articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our current articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our current articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of all of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our current memorandum and articles of association may only be amended with a special resolution of our shareholders.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Ordinary Shares

On January 22, 2020, at the closing of our initial public offering, we issued and sold a total of 17,037,020 ordinary shares, represented by ADSs at a public offering price of US$14.00 per ADS. On February 10, 2020, we issued and sold a total of 1,767,205 ordinary shares, represented by ADSs at the initial public offering price pursuant to the partial exercise by the underwriters in our initial public offering of their option to purchase additional ADSs.

On January 22, 2020, we issued 6,078,571 ordinary shares to Everest Medicines Limited concurrently with the completion of our initial public offering, at a per share price equal to the initial public offering price adjusted to reflect the ADS-to-ordinary share ratio, at a total value of US$37.0 million, with respect to Everest’s historical contribution to our co-development and commercialization of felzartamab in Greater China.

On August 12, 2020, we issued 4,036,868 ordinary shares to Citi (Nominees) Limited, the nominee of Citibank, N.A., the depositary of our ADS program, for bulk issuance of ordinary shares reserved and issuable under our share incentive plans.

In September 2020, we entered into definitive subscription agreements (collectively, the “Subscription Agreements,” and each, a “Subscription Agreement”) with a consortium of institutional investors (including Hillhouse Entities), pursuant to which we agree to issue and sell to these investors (i) a total of 29,133,502 ordinary shares of our company for an aggregate purchase price of approximately US$418 million (equivalent to a price of US$33 per ADS); and (ii) warrants (the “Investor Warrants”) to subscribe for up to 5,341,267 ordinary shares of our company at an exercise price of US$45 per ADS, subject to the closing conditions set forth in the Subscription Agreements. Each ten ADSs of our company represents twenty-three ordinary shares of our company. On September 11, 2020 and December 17, 2020, we issued 20,421,378 ordinary shares and 8,712,124 ordinary shares, respectively, to these investors, pursuant to the Subscription Agreements.

The Subscription Agreement with the Hillhouse Entities contemplates two closings. The first closing occurred on September 11, 2020, and the second closing occurred on December 17, 2020. The closings of the Subscription Agreements with investors other than the Hillhouse Entities have occurred in September 2020.

On November 9, 2020, we issued 100,000 ordinary shares to Biomaster Holding Limited upon exercise of options granted to certain of our employees for an aggregate exercise price of US$100,000.

On November 19, 2020, we issued 200,000 ordinary shares to Biomaster Holding Limited upon exercise of options granted to certain of our employees for an aggregate exercise price of US$200,000.

On November 30, 2020, we issued 582,076 ordinary shares to Biomaster Holding Limited upon exercise of options granted to certain of our employees for an aggregate exercise price of US$452,020 and RMB56,028.

On December 17, 2020, we issued 900,000 ordinary shares to Genexine, Inc. as a result of its full conversion of interest-free convertible promissory notes issued to it on February 5, 2018.

On December 31, 2020, we issued 115,000 ordinary shares to Biomaster Holding Limited upon exercise of options granted to certain of our employees for an aggregate exercise price of US$115,000.

Preferred Shares

On September 6, 2017, we issued an aggregate of 16,723,646 Series A-3 preferred shares to CBC SPVII LIMITED and Genexine for an aggregate purchase price of US$30.0 million.

On September 22, 2017, we issued 14,089,714 Series B preferred shares to CBC Investment I-Mab Limited for an aggregate purchase price of US$48.4 million.

On February 9, 2018, we issued 1,804,880 Series B preferred shares to C-Bridge II Investment Ten Limited for an aggregate purchase price of US$6.2 million.

On June 29, 2018, we issued an aggregate of 2,535,201 Series B-1 preferred shares to CBC Investment I-MAB Limited and C-Bridge II Investment Ten Limited for an aggregate purchase price of approximately US$13.7 million as a result of the conversion by these two entities of the convertible promissory notes issued to them on September 25, 2017 and February 9, 2018, respectively. On the same date, we issued an aggregate of 2,253,512 Series B-2 preferred shares to CBC Investment I-MAB Limited and C-Bridge II Investment Ten Limited for an aggregate purchase price of approximately US$13.7 million as a result of the exercise of the warrants granted to them on September 25, 2017.

On June 29, 2018, we issued 8,361,823 Series A-3 preferred shares, 5,938,640 Series B preferred shares, and 947,218 Series B-1 preferred shares to Tasly Biopharma Limited in exchange for Tasly Biopharma Limited’s equity interests in I-Mab Hong Kong.

On July 6, 2018, Tasly Biopharma Limited transferred to Rainbow Horizon Limited 947,218 Series B-1 preferred shares and the warrant in part to purchase 841,971 Series B-2 preferred shares for a total purchase price of US$6.0 million. On the same date, we issued 841,971 Series B-2 preferred shares to Rainbow Horizon Limited as a result of the exercise of the warrant by Rainbow Horizon for an aggregate purchase price of US$5.1 million.

On July 6, 2018, we issued to Qianhai Ark (Cayman) Investment Co. Limited (“Qianhai Ark Cayman”), (i) 1,455,549 Series B preferred shares for a purchase price of approximately US$2.0 million, (ii) 232,161 Series

B-1 preferred shares for an aggregate purchase price of US$1.25 million as a result of the conversion of a convertible promissory note issued to Qianhai Ark Cayman on July 6, 2018, and (iii) 206,366 Series B-2 preferred shares for an aggregate purchase price of US$1.25 million as a result of the exercise of warrant granted to Qianhai Ark Cayman on September 25, 2017.

On July 6, 2018, we issued an aggregate of 31,046,360 Series C preferred shares to Fortune Eight Jogging Limited, C-Bridge II Investment Seven Limited, HH IMB Holdings Limited, Ally Bridge LB Precision Limited, Marvey Investment Company Limited, Mab Health Limited, Casiority H Limited, Southern Creation Limited (formerly known as Ally Bridge LB-Sunshine Limited), Tasly International Capital Limited, and Parkway Limited for an aggregate purchase price of US$200.0 million.

On July 25, 2019, we entered into a share purchase agreement with Caesar Pro Holdings Limited, WuXi Biologics HealthCare Venture, and Hongkong Tigermed Co., Limited. Pursuant to the share purchase agreement, these investors will subscribe for an aggregate of 3,857,143 Series C-1 preferred shares of I-Mab for an aggregate purchase price of US$27.0 million. On October 17, 2019, we issued 1,428,571 Series C-1 preferred shares to Wuxi Biologics HealthCare Venture. On November 6, 2019, we issued an aggregate of 2,428,572 Series C-1 preferred shares to Hong Kong Tigermed Co., Limited and Caesar Pro Holdings Limited.

All the preferred shares outstanding were converted into ordinary shares immediately upon the closing of the initial public offering of our company’s ordinary shares in January 2020.

Convertible Promissory Notes

On September 25, 2017, we issued a US$12.1 million convertible promissory note due September 2020 to CBC Investment I-Mab Limited. On June 29, 2018, CBC Investment I-Mab Limited converted this note to 2,247,321 Series B-1 preferred shares.

On February 5, 2018, we issued a US$9.0 million convertible promissory note due February 2021 to Genexine. Genexine can at any time prior to February 5, 2021 convert this note into preferred shares of I-Mab at US$10 per share, subject to certain price adjustments. On December 17, 2020, Genexine converted this note to 900,000 ordinary shares.

On February 9, 2018, we issued a US$1.6 million convertible promissory note due September 2020 to C-Bridge II Investment Ten Limited. On June 29, 2018, C-Bridge II Investment Ten Limited converted this note into 287,880 Series B-1 preferred shares.

On July 6, 2018, we issued a US$1.3 million convertible promissory note due July 2021 to Qianhai Ark Cayman. On July 6, 2018, Qianhai Ark Cayman converted this note into 232,161 Series B-1 preferred shares.

Options and Warrants

On September 6, 2017, we granted Shanghai Tasly an option to purchase up to 8,361,823 Series A-3 preferred shares. On September 25, 2017, we granted Shanghai Tasly an additional option to purchase up to 5,938,640 Series B preferred shares and 947,218 Series B-1 preferred shares. On June 29, 2018, Tasly Biopharma Limited, as Shanghai Tasly’s permitted assign, exercised these options in full.

On September 25, 2017, we granted (i) Qianhai Fund an option to purchase up to 1,455,549 Series B preferred shares and up to 232,161 Series B-1 preferred shares, and (ii) CBC RMB Fund an option to purchase up to 1,804,880 Series B preferred shares and up to 287,880 additional Series B-1 preferred Shares. The option granted to Qianhai Fund was exercised in full on July 6, 2018. The option granted to CMC RMB Fund was terminated on February 9, 2018.

On September 25, 2017, we granted a warrant to each of CBC Investment I-Mab Limited, Shanghai Tasly, Qianhai Fund and C-Bridge II Investment Ten Limited to purchase up to 4,994,046 Series B-2 preferred shares, up to 2,104,928 Series B-2 preferred shares, up to 515,914 Series B-2 preferred shares and up to 639,734 Series B-2 preferred shares, respectively. On July 6, 2018, these investors exercised their warrants in part and purchased 1,997,618 Series B-2 preferred shares, 841,971 Series B-2 preferred shares, 206,366 Series B-2 preferred shares and 255,894 Series B-2 preferred shares, for an aggregate purchase price of US$20.0 million. These investors have waived and cancelled their rights under the rest of the warrants. On September 25, 2017, we also granted a warrant to CBC RMB Fund to purchase up to 639,734 Series B-2 preferred shares, which was terminated on the same date.

On July 6, 2018, Tasly Biopharm Limited, as Shanghai Tasly’s permitted assign, transferred to Rainbow Horizon Limited the warrant in part to purchase 841,971 Series B-2 preferred shares. On the same date, Rainbow Horizon Limited exercised this warrant.

Pursuant to the Subscription Agreements, we agree to issue and sell to the investors thereunder the Investor Warrants, exercisable at the election of the applicable investors within 12 months after the initial or subsequent closing dates set forth in the applicable Subscription Agreements. On September 11, 2020 and December 17, 2020, we issued and sold a portion of the Investor Warrants, allowing the applicable investors to purchase 3,744,032 ordinary shares and 1,597,235 ordinary shares, respectively. As of the date of this Prospectus, none of the Investor Warrants has been exercised.

We have granted options to purchase our ordinary shares to certain of our directors, executive officers and employees. See “Management—Share Incentive Plans.”

Shareholders Agreement

In July 2019, we entered into our fourth amended and restated shareholders agreement with our shareholders.

The shareholders agreement provides for certain special rights, including right of first refusal, co-sale rights, preemptive rights and contains provisions governing the board of directors and other corporate governance matters. Those special rights, as well as the corporate governance provisions, automatically terminated upon the completion of our initial public offering.

Deed of Undertaking

In December 2019, a deed of undertaking was made by our company and a few shareholders of our company, each as a warrantor, to the other shareholders of our company (other than the shareholder warrantors), each as a warrantee, pursuant to which each warrantor represents and warrants to each warrantee that it has provided each warrantee with all information and documents in connection with the initial public offering of our company that has the effect of establishing rights or otherwise benefiting any shareholder in a manner more favorable than the corresponding terms applicable to the relevant warrantee in relation to the initial public offering of our company (collectively, the “More Favorable Arrangements”). Pursuant to the deed of undertaking, until the fifth anniversary of the completion of our initial public offering, we will not directly or indirectly enter into any agreements or arrangements or modify, amend or waive any existing agreements or arrangements of any kind that would have the effect of establishing the More Favorable Arrangements; provided that it shall be allowed to adopt or modify any employee incentive plans and grant options to the management or any employee of our company after our initial public offering pursuant to such plans and in accordance with the then effective memorandum and articles of association and the applicable listing rules for the purpose of rewarding their bona fide services.

Registration Rights

Pursuant to our shareholders agreement, we have granted certain registration rights to our shareholders. Set forth below is a description of the registration rights granted under the agreement.

Demand Registration Rights. At any time after the earlier of (i) December 31, 2020, or (ii) six months following the effectiveness of a registration statement for a firm underwritten public offering of our ordinary shares on The Stock Exchange of Hong Kong Limited, the New York Stock Exchange, the Nasdaq Stock Market or other internationally recognized securities exchange, with an offering price (exclusive of underwriting commissions and expenses) that reflects a market capitalization (immediately prior to the public offering) of not less than US$1.0 billion, the holders of a majority of the registrable securities then issued and outstanding may request in writing that we file a registration statement covering the registration of at least 20% of the registrable securities (or any lesser percentage if the anticipated gross receipts from the offering are to exceed US$5.0 million). Upon such a request, we shall, within ten business days of the receipt of such written request, give written notice of such request to all holders, and use our best efforts to effect, as soon as practicable, the registration of all registrable securities that the holders request to be registered and included in such registration by written notice given by such holders to us within 20 days after receipt of the request notice. We have the right to defer filing of a registration statement for a period of not more than 90 days after receipt of the request of the initiating holders if our board of directors determines in good faith that filing of such registration statement at such time will be materially detrimental to us or our shareholders, but we cannot exercise the deferral right more than once during any twelve-month period and cannot register any other securities during such twelve-month period. We are not obligated to effect any such registration if we have, within the six-month period preceding the date of such request, already effected a registration. We are not obligated to effect more than three demand registrations. This demand registration right is subject to the customary exclusion right of the underwriters.

Registration on Form F-3. If we qualify for registration on Form F-3, any holder or holders of a majority of all registrable securities then issued and outstanding may request in writing that we effect a registration on Form F-3 (or an equivalent registration in a jurisdiction outside of the U.S.). We shall promptly give written notice of the proposed registration and as soon as practicable, effect such registration within 20 days after we provide the aforesaid written notice. The holders are entitled to an unlimited number of registrations on Form F-3 so long as such registration offerings are in excess of US$500,000. We are not obligated to effect any such registration if we have, within the six-month period preceding the date of such request, already effected a registration other than a registration from which registrable securities of the holders have been excluded, or if we would be required to qualify to do business or to execute a general consent to service of process in effecting such registration in any particular jurisdiction.

Piggyback Registration Rights. If we propose to register for a public offering of our securities (other than registration statements relating to demand registration, Form F-3 registration, any employee benefit plan or a corporate reorganization), we shall give written notice of such registration to all holders of registrable securities at least 30 days prior to filing any registration statement and afford each such holder an opportunity to be included in such registration. If a holder decides not to include all of its registrable securities in any registration statement thereafter filed by us, such holder shall nevertheless continue to have the right to include any registrable securities in any subsequent registration statement or registration statements as may be filed by us, subject to certain limitations. This piggyback registration right is subject to the customary exclusion right of the underwriters.

Expenses of Registration. We will bear all registration expenses. Each holder, however, should bear its proportionate share of all of the underwriting discounts and selling commissions applicable to the sale of registrable securities or other amounts payable to underwriter(s) or brokers in connection with such offering by the holders.

Termination of Obligations. Our obligations to effect any demand, Form F-3 or piggyback registration shall terminate upon the earlier of (i) the tenth anniversary of the initial public offering (ii) after the initial public offering, the date on which such shareholder is eligible to sell all of the registrable securities held by it under Rule 144 within any 90-day period without volume limitations.

Subscription Agreement with Hillhouse Entities

In September 2020, we entered into a Subscription Agreement with the Hillhouse Entities, as amended by an amendment to Subscription Agreement entered into between Hillhouse Entities and our company in December 2020. The Subscription Agreement, as amended, provides for (i) certain investors’ rights, such as registration rights, board representation rights and anti-dilution rights and (ii) lock-up and other transfer restrictions. Set forth below is a description of certain rights and restrictions thereof.

Mandatory Registration after Initial Closing (September 11, 2020). We agree to file with the SEC a registration statement to register the resale of Hillhouse Entities’ registrable securities, which include ordinary shares issued and issuable upon exercise of Investor Warrants under the Subscription Agreement, on Form F-3 or Form F-1, as applicable. We shall have the relevant registration statement declared effective by the SEC no later than ninety (90) calendar days after September 11, 2020, which period could be extended to one hundred and twenty (120) calendar days if the SEC reviews and comments on the registration statement. However, if the SEC prevents inclusion of the registrable securities in the registration statement pursuant to limitations under Rule 415 of the Securities Act, the number of registrable securities to be registered for each selling shareholder named in the registration statement shall be reduced pro rata among all such selling shareholders. We shall maintain the continuous effectiveness of the registration statement for a period of ninety (90) days after its effectiveness or such shorter period upon which the Hillhouse Entities have notified us that their registrable securities have actually been sold. We have fulfilled this obligation. On December 14, 2020, the SEC declared effective a registration statement on Form F-1, under which the selling shareholders identified therein (including the Hillhouse Entities) may offer, from time to time, up to 25,123,751 ordinary shares, including ordinary shares represented by ADSs of our company.

Mandatory Registration after Subsequent Closing (December 17, 2020). With respect to the registrable securities then held by the Hillhouse Entities which have not been previously registered pursuant to an effective registration statement, we agree to file a prospectus supplement or a registration statement to register the resale of such registrable securities on a Form F-3 or Form F-3ASR registration statement (or, if Form F-3 or Form F-3ASR is not then available to us, on Form F-1 or such other form of registration statement as is then available to effect a registration for resale of such registrable securities), and have such registration statement declared effective by the SEC no later than (a) the ten (10) business days after the later of (i) the first date when we become eligible to use registration statement on F-3, or (ii) the expiration of the lock-up period with respect to the subsequent closing, or forty-five (45) calendar days after such lock-up period expiration date if the SEC reviews and comments on the registration statement. We shall maintain the effectiveness of such registration statement for a period ending on the date the registrable securities registered thereon have ceased to be registrable securities.

Demand Registration Rights. Upon written request from the Hillhouse Entities at any time after we have effected two registration statements abovementioned, with respect to the registrable securities then held by the Hillhouse Entities, and in no event later than the forty-five (45) calendar days following the delivery of such request, we shall file a prospectus supplement or a registration statement to register the resale of such registrable securities on a Form F-3 or Form F-3ASR registration statement (or, if Form F-3 or Form F-3ASR is not then available to us, on Form F-1 or such other form of registration statement as is then available to effect a registration for resale of such registrable securities), have such registration statement declared effective, and maintain the effectiveness of such registration statement for a period ending on the date the registrable securities registered thereon have ceased to be registrable securities. If the registrable securities are offered by means of an underwritten offering, and we or the underwriters determine that marketing factors require a limitation of the number of securities to be underwritten, the number of registrable securities that may be included in the underwriting shall be reduced and allocated (i) first, to us and each holder in accordance with the terms of the Shareholders Agreement; (ii) second, to investors in the private placements entered into in September 2020 (including the Hillhouse Entities) requesting inclusion of their registrable securities in such registration statement on a pro rata basis based on the total number of registrable securities then held by each such investor; and (iii) third, to other holders of registrable securities, if any.

Suspension of Registration. We may suspend the use of any registration statement for a period not exceeding thirty (30) consecutive trading days, if we (i) determine that we would be required to make disclosure of material information in the registration statement that we have a bona fide business purpose for preserving as confidential; (ii) determine that we must amend or supplement the registration statement so that it shall not include an untrue statement of a material fact or omit to state a material fact; or (iii) have experienced or are experiencing some other material non-public event, the disclosure of which at such time would adversely affect us. However, we cannot exercise the suspension right more than once in any twelve (12) month period and may not register any other securities during such suspension period.

Expenses. We will bear all registration expenses, except any (i) portions of fees and disbursements of counsel for the Hillhouse Entities exceeding US$30,000, (ii) underwriting discounts and selling commissions applicable to sale of registrable securities, and (iii) fees payable pursuant to the deposit agreement.

Ranking of Registration Rights. Registration rights granted to the Hillhouse Entities shall not be senior to, or on a parity with, those granted to holders under the Shareholders Agreement.

Board Representation Rights. As long as the Hillhouse Entities continue to jointly beneficially own at least five percent (5.0%) of our total issued and outstanding share capital, it is entitled to nominate and maintain one representative to our board of directors. We shall cause an individual jointly designated by the Hillhouse Entities to be appointed as the investor director with immediate effect no later than the fifteenth (15th) business day after receiving written notice from the Hillhouse Entities or such later date on which we receive necessary shareholder approval.

Lock-up. The Hillhouse Entities shall not dispose of any of the ordinary shares purchased by Hillhouse Entities on September 11, 2020 or December 17, 2020 within a 90-day period following September 11, 2020 or December 17, 2020, as applicable, to any person other than affiliates of the Hillhouse Entities, who shall be bound by the Hillhouse Entities’ lock-up obligations for the balance of each applicable lock-up period. Each of the Hillhouse Entities and their affiliates may directly or indirectly, place any charge, mortgage, lien, pledge, restrictions, security interest or other encumbrance in respect of the lock-up securities in connection with such Hillhouse Entity’s (or any of its affiliates’) margin loans, collars, derivative transactions or other such downside protection transactions to be entered into on or after the date of the subscription agreement.

Anti-dilution rights. We agree not to issue, offer, sell, or grant any option or right to purchase any new securities, without the prior written consent of the Hillhouse Entities, (i) during the 90-day period following each closing date; or (ii) at an effective purchase price per share lower than the purchase price under the Subscription Agreement with Hillhouse Entities during the 90-day period commencing from the expiration of each lock-up period.

Subscription Agreements with Other Investors

In September 2020, we entered into subscription agreements with various investors other than HillHouse Entities. The subscription agreements are of the same form and provide for certain investors’ rights, such as registration rights and anti-dilution right. Set forth below is a description of certain rights and restrictions thereof.

Mandatory Registration. We agree to file with the SEC a registration statement to register the resale of such investors’ registrable securities, which include ordinary shares issued and issuable upon exercise of Investor Warrants under the Subscription Agreement, on Form F-3 or Form F-1, as applicable. We shall have the relevant registration statement declared effective by the SEC no later than ninety (90) calendar days after the initial closing date, which period could be extended to one hundred and twenty (120) calendar days if the SEC reviews and comments on the registration statement. However, if the SEC prevents inclusion of the registrable securities in the registration statement pursuant to limitations under Rule 415 of the Securities Act, the number of registrable securities to be registered for each selling shareholder named in the registration statement shall be reduced pro rata among all such selling shareholders. We shall maintain the continuous effectiveness of the registration statement for a period of ninety (90) days after its effectiveness or such shorter period upon which such investors have notified us that their registrable securities have actually been sold. We have fulfilled this obligation. On December 14, 2020, the SEC declared effective a registration statement on Form F-1, under which the selling shareholders identified therein (including these investors) may offer, from time to time, up to 25,123,751 ordinary shares, including ordinary shares represented by ADSs of our company.

Piggyback Registration. We agree to notify such investors at least thirty (30) days prior to filing any registration statement for purposes of effecting a public offering of ADSs (excluding registration statements relating to the mandatory registration described above). The Private Placement Investors has 20 days after receiving notice from us to notify us in writing of their desire to include their registrable securities in the registration statement. However, if the registrable securities in such registration statement are offered by means of an underwritten offering, and we or the underwriters determine that marketing factors require a limitation of the number of securities to be underwritten, the number of registrable securities that may be included in the underwriting shall be reduced and allocated (i) first, to us and each holder in accordance with the terms of the Shareholders Agreement; (ii) second, to investors in the private placements entered into in September 2020 requesting inclusion of their registrable securities in such registration statement on a pro rata basis based on the total number of registrable securities then held by each such investor; and (iii) third, to other holders of registrable securities, if any.

Suspension of Registration. We may suspend the use of any registration statement for a period not exceeding thirty (30) consecutive trading days, if we (i) determine that we would be required to make disclosure of material information in the registration statement that we have a bona fide business purpose for preserving as confidential; (ii) determine that we must amend or supplement the registration statement so that it shall not include an untrue statement of a material fact or omit to state a material fact; or (iii) have experienced or are experiencing some other material non-public event, the disclosure of which at such time would adversely affect us. However, we cannot exercise the suspension right more than once in any twelve (12) month period and may not register any other securities during such suspension period.

Expenses. We will bear all registration expenses, except any (i) portions of fees and disbursements of counsel for such investors, and (ii) underwriting discounts and selling commissions applicable to sale of registrable securities.

Ranking of Registration Rights. Registration rights granted to such investors shall not be senior to, or on a parity with, those granted to holders under the Shareholders Agreement.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. acts as the depositary for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.—Hong Kong, located at 9/F, Citi Tower, One Bay East, 83 Hon Hai Road, Kwun Tong, Kowloon, Hong Kong.

We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-234363 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ten (10) ADSs represent the right to receive, and to exercise the beneficial ownership interests in, twenty-three (23) ordinary shares that are on deposit with the depositary and/or the custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-ordinary shares ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the depositary; or

•	It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to subscribe for additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•	We do not deliver satisfactory documents to the depositary; or

•	The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of our company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

Upon completion of this offering, the ordinary shares being offered pursuant to this prospectus will be deposited with the custodian. Upon receipt of confirmation of such deposit, the depositary will issue ADSs to the underwriters named in this prospectus.

After the closing of this offering, the depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in a denomination of ten (10) ADSs or any whole multiple of ten (10) ADSs. No fractional ADSs will be issued and no fractional share will be accepted for deposit.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the ordinary shares.

•

The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and Cayman Islands law considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept a number of ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•

Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital.”

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs as follows:

•

In the event of voting by show of hands, the depositary will vote (or cause the custodian to vote) all ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

•

In the event of voting by poll, the depositary will vote (or cause the Custodian to vote) the ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees

•  Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares, upon a change in the ADS(s)-to-ordinary shares ratio, or for any other reason), excluding ADS issuances as a result of distributions of ordinary shares)

Up to U.S. 5¢ per ADS issued

• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-ordinary shares ratio, or for any other reason)	Up to U.S. 5¢ per ADS cancelled

• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held

• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADS held

Service	Fees

• ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary

• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADS (or fraction thereof) transferred

•  Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).

Up to U.S. 5¢ per ADS (or fraction thereof) converted

As an ADS holder you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the fees, expenses, spreads, taxes and other charges of the depositary and/or service providers (which may be a division, branch or affiliate of the depositary) in the conversion of foreign currency;

•

the reasonable and customary out-of-pocket expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

•	the fees, charges, costs and expenses incurred by the depositary, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary may make available to owners of ADSs a means to withdraw the ordinary shares represented by ADSs and to direct the depositary of such ordinary shares into an unsponsored American depositary share program established by the depositary. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our current memorandum and articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our current memorandum and articles of association or in any provisions of or governing the securities on deposit.

•

We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary and you as ADS holder.

•

Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of the Cayman Islands.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws than the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Most of our assets are located outside the United States. In addition, most of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or the securities laws of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Conyers Dill & Pearman has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities law will be determined by the courts of the Cayman Islands as penal or punitive in nature. The courts of the Cayman Islands may not recognize or enforce such judgments against a Cayman company, and because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. Conyers Dill & Pearman has further advised us that the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

JunHe LLP, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the

United States, or (2) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

JunHe LLP has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. The PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocal arrangements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may initiate actions based on PRC law before a PRC court against a company for disputes, if the plaintiff can establish a sufficient contact with China for a PRC court to exercise jurisdiction and has a direct interest, cause of action and a concrete claim. The action may be initiated by a shareholder through filing a complaint with the PRC court. The PRC court will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The shareholder may participate in the action by itself or entrust any other person or PRC legal counsel to participate on behalf of such shareholder. In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement(s) relating to the offering of those securities.

SELLING SHAREHOLDERS

Selling shareholders (if any) to be named in a prospectus supplement may, from time to time, offer, sell and lend some or all of the ordinary shares or ADSs held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders (if any) may sell the ordinary shares or ADSs held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders (if any) may also sell, transfer or otherwise dispose of some or all of the ordinary shares or ADSs held by them in transactions exempt from the registration requirements of the Securities Act.

We will provide you with a prospectus supplement, which will set forth the name of each selling shareholder (if any), the number of ordinary shares beneficially owned by such selling shareholder and the number of the ordinary shares or ADSs they are offering. The prospectus supplement also will disclose whether any of the selling shareholders (if any) have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We and any selling shareholders may sell the securities described in this prospectus from time to time in one or more of the following ways:

•	to or through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to the offered securities will describe the terms of the offering, including the following:

•	the name or names of any underwriters, dealers or agents;

•	any public offering price;

•	the proceeds from such sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

We may distribute the securities from time to time in one or more of the following ways:

•	at a fixed price or prices, which may be changed;

•	at prices relating to prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

By Underwriters or Dealers

If we use underwriters for the sale of securities, they will acquire securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The underwriter or underwriters of a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement.

If we use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

By Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

Direct Sales

We may also sell securities directly without using agents, underwriters, or dealers.

General Information

We may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters of United States federal securities and New York state law in connection with this offering will be passed upon for the underwriters by a law firm or firms named in the applicable prospectus supplement. The validity of the securities offered will be passed and legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Certain legal matters as to PRC law will be passed upon for us by JunHe LLP and for the underwriters by a law firm or firms named in the applicable prospectus supplement. Skadden, Arps, Slate, Meagher & Flom LLP and Conyers Dill & Pearman may rely upon JunHe LLP with respect to matters governed by PRC law.

EXPERTS

The financial statements incorporated in this prospectus by reference to the annual report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of PricewaterhouseCoopers Zhong Tian LLP is located at 11th Floor, PricewaterhouseCoopers Center, Link Square 2, 202 Hu Bin Road, Shanghai, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to the reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, or between information incorporated by reference into this prospectus from different documents, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed on April 29, 2020;

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•

our current report on Form 6-K (Exhibit 99.1 of which contains our unaudited consolidated financial statements and the notes thereto as of and for the nine months ended September 30, 2020) furnished to the SEC on February 5, 2021; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

I-Mab

Suite 802, West Tower, OmniVision, 88 Shangke Road, Pudong District

Shanghai, 201210

People’s Republic of China

Tel: +86 21-6057-8000

Attention: Investor Relations